UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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PLEXUS CORP.
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PLEXUS CORP.
2021 NOTICE OF
ANNUAL MEETING

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
December 18, 2020
To the Shareholders of Plexus Corp.
You are invited to the Annual Meeting of Shareholders of Plexus Corp., a Wisconsin corporation:
DATE AND TIME February 17, 2021 8:00 a.m. CST	ITEMS OF BUSINESS

ACCESS THE VIRTUAL ANNUAL MEETING This year’s annual meeting will be held virtually. Shareholders may participate in the virtual annual meeting by logging in at the following link and providing the control number found in the Notice of Internet Availability of Proxy Materials: http://www.virtualshareholdermeeting.com/PLXS2021	1	Elect 10 Directors (pg. 8)

	2	To approve executive compensation by an advisory vote (pg. 66)

RECORD DATE Shareholders of record at the close of business on December 11, 2020, are entitled to attend and vote at the annual meeting by virtual presence online. As of the Record Date, Plexus had 28,824,237 shares of common stock outstanding. Each outstanding share of common stock is entitled to one vote on each matter presented. Any shareholder entitled to vote may vote either at the virtual meeting or by duly authorized proxy.	3	Ratify the selection of PricewaterhouseCoopers LLP as our independent auditors (pg. 69)

	4	Transact such other business as may properly come before the meeting

We call your attention to the proxy statement accompanying this notice, which contains important information about the matters to be acted upon at the meeting.
By Order of the Board of Directors,

Angelo M. Ninivaggi
Executive Vice President, Chief Administrative Officer,
General Counsel and Secretary
Important notice regarding the availability of proxy materials for the shareholder meeting to be held on February 17, 2021. The proxy statement and the Company’s 2020 annual report are available at www.proxyvote.com. At www.proxyvote.com, shareholders can view the proxy material, vote and request to receive paper copies of the proxy materials by mail.

Index of frequently accessed information
Beneficial Owners	6
Board’s Role in Risk Oversight	26
Certain Transactions	67
Compensation & Risk	65
Compensation Committee Report	49
Compensation Discussion & Analysis	28
Corporate Governance	16
Director Compensation for Fiscal 2020	23
Executive Compensation	50
Householding & Solicitation	70
Items of Business	4
Meeting & Voting Information	2
Pay Ratio Disclosure	64
Proposal 1	8
Proposal 2	66
Proposal 3	69
Report of the Audit Committee	67
Sustainability	27
Who We Are	1

WHO WE ARE
Accountable to delivering shareholder value.
Plexus Corp. (“Plexus” or the “Company”) participates in the Electronic Manufacturing Services (“EMS”) industry. Plexus has a singular vision to help create the products that build a better world. In support of this vision, we remain disciplined and purposeful in our strategies and in our commitment to deliver shareholder value. Our team, of over 19,500 individuals, partners with our customers by providing product design and development, supply chain solutions, new product introduction, manufacturing services and aftermarket services. Plexus is a global leader that specializes in serving customers in industries with highly complex products and demanding regulatory environments. We deliver comprehensive end-to-end solutions in the Americas (“AMER”), Europe, Middle East, and Africa (“EMEA”) and Asia-Pacific (“APAC”) regions for our customers.
Our commitment to create a better world.
Focus	We engineer innovative solutions for customers in growth markets. We focus on partnering with leading global companies in the Industrial, Healthcare/Life Sciences and Aerospace/Defense sectors.

Execution	Superior execution is foundational to our differentiation. We are dedicated partners to our customers, committed to achieving zero defects and perfect delivery through Operational Excellence.

Discipline
We are committed to delivering shareholder value through a consistent and disciplined financial model. Our enduring financial goals of 9 to 12% year over-year revenue growth, GAAP operating margin in the range of 4.7% to 5.0% and a return on invested capital (“ROIC”) that is 5% above our Weighted Average Cost of Capital (“WACC”) enable positive shareholder returns. We hold ourselves accountable to deliver shareholder value through a consistent application of this financial model and by aligning our incentive compensation to that model.

Passion
We are united as a team and guided by our values and leadership behaviors. We do the right thing to support our team members, communities and customers. Through our collective passion, we drive purpose to our actions and decisions.

Over the past decade, we aligned to this strategic framework by deliberately adjusting our portfolio to further align with markets consisting of highly complex products and demanding regulatory environments. We have generated organic growth while delivering operating margin and earnings expansion over the long-term. Our prudent capital allocation strategy aligns our investments to support future growth while returning excess cash to shareholders.
In 2020, Plexus’ strategy, operations and teams were tested as the company navigated the unprecedented landscape associated with COVID-19. Our focus, execution, discipline and passion ensured our ability to lead through the global pandemic while prioritizing the well-being of our most precious asset - our people. Through our resilience and a winning strategy, we commit to continue to deliver excellence to our customers, growth opportunities for our employees and long-term value for our shareholders.

PROXY STATEMENT
Plexus Corp.
Global Headquarters
One Plexus Way
Neenah, WI 54957-0156
MEETING AND VOTING INFORMATION
Plexus Corp. will hold its annual meeting of shareholders virtually on February 17, 2021 at 8 a.m. CST.
How to Access Your Proxy Materials
On or about December 21, 2020, we mailed to shareholders a Notice of Internet Availability of Proxy Materials (“Notice”) containing instructions on how to access our proxy materials, including our proxy statement and annual report, and how to vote via the internet. Shareholders will not receive printed copies of the proxy materials unless requested via the procedures described in the Notice. To assure timely delivery of printed copies of the proxy materials before the annual meeting, shareholders need to request a copy no later than January 27, 2021.
How to Vote
Shareholders of record at the close of business on December 11, 2020, are entitled to participate and vote at the virtual annual meeting. As of the Record Date, Plexus had 28,824,237 shares of common stock outstanding. If you are a shareholder of record as of the record date, you may vote either at the virtual annual meeting or in advance of the meeting by authorizing—by internet, telephone or mail—the persons named as proxies on the proxy card, Dean A. Foate, Todd P. Kelsey, Patrick J. Jermain and Angelo M. Ninivaggi, to vote your shares in accordance with your directions. We encourage you to vote as soon as possible, even if you are planning to attend the virtual annual meeting (by virtual presence online), so that the vote count will not be delayed.
By internet	Go to www.proxyvote.com. You will need your 16-digit control number included on the Notice in order to vote by Internet.
By telephone	On a touch-tone telephone, call 1-800-690-6903. You will need your 16-digit control number included on the Notice in order to vote by telephone.
By mail	Please request written materials by following the instructions in the Notice. Complete, sign and date the proxy card, and return it to the address indicated on the proxy card.
Virtually
If you attend the virtual annual meeting, you will be able to cast your vote via the online meeting platform during a designated portion of the meeting. Have your Notice, proxy card or proxy form with your 16-digit control number available when you access the virtual annual meeting.

If for any reason you desire to revoke your proxy, you may do so at any time before it is voted, either by written notice filed with the secretary, or acting secretary, of the meeting. Questions may be asked during the virtual meeting by submitting such questions in writing via the online platform.
For those investors whose shares are held by a broker or other nominee, you must complete and return the voting instruction form provided by your broker, bank or nominee to provide instruction on how to cast your vote. In the absence of your voting instructions, brokers or other nominees may or may not be able to vote your shares at their discretion depending upon the particular proposal. For example, brokers may not vote your shares at their discretion in the election of directors; therefore, you must vote your shares if you want them to be counted in the election of directors. In addition, your broker is not permitted to vote your shares at its discretion regarding matters related to executive compensation, including the advisory vote to approve named executive officer compensation. If a broker or other nominee holds your shares and you wish to change your proxy prior to the voting thereof, please contact the broker or other nominee.
Shareholders who own shares as part of Plexus’ 401(k) Retirement Plan (the “401(k) Plan”) will receive a separate means for voting the shares held in each account. Shares held by the 401(k) Plan for which participant designations are received will be voted in accordance with those designations. Those shares for which designations are not received will be voted proportionally based upon the shares for which voting directions have been received from participants in the 401(k) Plan.
Shareholder Proposals
The Secretary must receive a shareholder proposal no later than August 23, 2021, in order for the proposal to be considered for inclusion in our proxy materials for the 2022 annual meeting. The 2022 annual meeting of shareholders is tentatively scheduled for February 16, 2022. To bring a proposal or nomination before the 2022 annual meeting, you must comply with our bylaws, which require written notice to the Secretary between October 12, 2021, and November 6, 2021. The purpose of this requirement is to assure adequate notice of, and information regarding, any such matter as to which shareholder action may be sought. If we receive your notice after November 6, 2021, then your proposal or nomination would be untimely and it will not be presented to shareholders for action at the 2022 annual meeting of shareholders.
In addition, your proposal or nomination must comply with the procedural provisions of our bylaws. If you do not comply with these procedural provisions, your proposal or nomination can be excluded. Should the board nevertheless choose to present your proposal, the named proxies will be able to vote on the proposal using their best judgment.

ITEMS OF BUSINESS
Board Recommendation
Proposal 1 The election of 10 directors named in the proxy statement to serve on Plexus’ board of directors for a one-year term.	FOR

Proposal 2
An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”
FOR
Proposal 3 Ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2021.	FOR
Voting Procedures & Votes Required
To conduct the annual meeting, more than 50% of Plexus’ outstanding shares entitled to vote must be present at the virtual meeting or by duly authorized proxy. This is referred to as a “quorum.” Abstentions and shares that are the subject of broker non-votes will be counted for the purpose of determining whether a quorum exists. Shares represented at a meeting for any purpose are counted in the quorum for all matters to be considered at the meeting. Each outstanding share of common stock is entitled to one vote on each matter presented.
If you own shares as a registered holder and you do not vote, your shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, then the shares that you have not voted will not affect whether a proposal is approved or rejected. If you are a shareholder whose shares are not registered in your name and you do not vote, then your bank, broker or other holder of record may still represent your shares at the meeting for purposes of obtaining a quorum.
Assuming a quorum is present, directors are elected by a plurality of the votes cast at the virtual meeting or by proxy by the holders of Plexus common stock entitled to vote in the election at the meeting. “Plurality” means that the individuals who receive the highest number of votes are elected as directors, up to the maximum number of directors to be chosen at the meeting. Any votes attempted to be cast “against” a candidate are not given legal effect and are not counted as votes cast in the election of directors. Therefore, any shares that are not voted, whether by withheld authority, broker non-vote or otherwise, have no effect in the election of directors except to the extent that the failure to vote for any individual results in another individual receiving a relatively larger number of votes.

Our bylaws provide that if any nominee for director does not receive, in an uncontested election, a majority of the votes cast for his or her election, the board will determine whether to accept the individual’s irrevocable, contingent resignation from the board (which must be submitted to, or on file with, the Company in order for that person to be nominated for board service).
Assuming a quorum is present, the results of the non-binding, advisory vote to approve the compensation of our named executive officers will also be determined by a majority of shares voting on such matter. In addition, ratification of PricewaterhouseCoopers LLP as our independent auditors for 2021 will be determined by a majority of the shares voting on such matter, assuming a quorum is present. Abstentions and broker non-votes will not affect these votes, except insofar as they reduce the number of shares that are voted.
Broadridge Financial Solutions, Inc. will use an automated system to tabulate the votes and its representative(s) will also serve as the election inspector(s).

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table presents certain information as of the Record Date (December 11, 2020), regarding the beneficial ownership of Plexus common stock by each director or nominee for director, each named executive officer appearing in the “Summary Compensation Table” included in “Executive Compensation” herein, all directors and current named executive officers as a group, and each known 5%-or-greater beneficial owner of Plexus common stock. The specified individuals and entities have sole voting and sole dispositive powers as to all shares, except as otherwise indicated.
	SHARES BENEFICIALLY OWNED[1]	PERCENTAGE OF SHARES OUTSTANDING
Ralf R. Böer	34,298	*
Stephen P. Cortinovis	28,901	*
Ronnie Darroch	13,531	*
David J. Drury	29,822	*
Joann M. Eisenhart	12,548	*
Dean A. Foate	135,329	*
Steven J. Frisch	67,012	*
Patrick J. Jermain	54,671	*
Rainer Jueckstock	20,583	*
Peter Kelly	33,741	*
Todd P. Kelsey	171,199	*
Angelo M. Ninivaggi	32,724	*
Joel Quadracci	0	*
Karen M. Rapp	4,778	*
Paul A. Rooke	6,834	*
Michael V. Schrock	40,172	*

All directors and current named executive officers as a group (16 persons)	686,143	2.38%

BlackRock, Inc.[2]	4,181,238	14.51%
The Vanguard Group, Inc.[3]	3,013,785	10.46%
Disciplined Growth Investors, Inc.[4]	2,028,728	7.04%
Dimensional Fund Advisors LP5	2,063,124	7.16%

* Less than 1%
[1]
The amounts include shares subject to stock options granted under Plexus’ equity plans that are exercisable currently or within 60 days of the Record Date. The amounts reported in the table for Mr. Schrock include 5,000 shares subject to stock options. No other directors held stock options.

The amounts reported in the table also include shares subject to acquisition within 60 days of the Record Date, upon the vesting of restricted stock units (“RSUs”) granted under Plexus’ equity plans as follows: Mr. Böer (2,216), Mr. Cortinovis (2,216), Mr. Darroch (6,170), Mr. Drury (2,216), Dr. Eisenhart (2,216), Mr. Foate (2,216), Mr. Frisch (11,140), Mr. Jermain (8,570), Mr. Jueckstock (2,216), Mr. Kelly (2,216), Mr. Kelsey (29,130), Mr. Ninivaggi (6,850), Ms. Rapp (2,216), Mr. Rooke (2,216) and Mr. Schrock (2,216), and all directors and current named executive officers as a group (84,020).
In addition, the amounts reported in the table for Mr. Drury include 13,827 deferred stock units, which are payable in shares of the Company’s common stock on a one-for-one basis.
[2]
BlackRock, Inc. filed a report on Schedule 13G/A on December 31, 2019, reporting sole voting power as to 4,307,925 shares and sole dispositive power as to 4,385,023 shares of common stock. BlackRock subsequently filed a report on Form 13F for the quarter ended on September 30, 2020, showing sole voting power as to 4,135,421 shares and sole investment power as to 4,181,238 shares. The address of BlackRock, a parent holding company of certain institutional investment managers, is 55 East 52nd Street, New York, New York 10055.

[3]
The Vanguard Group, Inc. filed a report on Schedule 13G/A on December 31, 2019, reporting sole voting power as to 32,971 shares, shared voting power as to 5,199 shares, sole dispositive power as to 3,101,372 shares and shared dispositive power as to 34,268 shares of common stock. Vanguard Group subsequently filed a report on Form 13F for the quarter ended on September 30, 2020, showing shared voting power as to 59,315 shares, sole investment power as to 2,933,256 shares and shared investment power (along with Vanguard Fiduciary Trust Co., Vanguard Investment Australia, Ltd., Vanguard Advisers Inc., Vanguard Global Advisers, LLC and Vanguard Asset Management, Ltd.) as to 80,529 shares of common stock. The address of Vanguard Group, an investment adviser, is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

[4]
Disciplined Growth Investors, Inc. filed a report on Schedule 13G on June 30, 2008, reporting that it held sole voting power as to 1,899,904 shares, shared voting power as to 268,950 shares and sole dispositive power as to 1,268,854 shares of common stock. Disciplined Growth Investors, Inc. filed a report on Form 13F for the quarter ended on September 30, 2020, showing sole voting power as to 1,661,736 shares and sole investment power as to 2,028,728 shares. The address of Disciplined Growth Investors, an investment advisor, is 150 South Fifth Street, Suite 2550, Minneapolis, MN 55402.

[5]
Dimensional Fund Advisors LP filed a report on Schedule 13G/A on December 31, 2019, reporting sole voting power as to 2,349,482 shares and sole dispositive power as to 2,421,504 shares of common stock. Dimensional Fund Advisors subsequently filed a report on Form 13F for the quarter ended on September 30, 2020, showing sole voting power as to 1,999,336 shares and sole dispositive power as to 2,063,124 shares. The address of Dimensional Fund Advisors, an investment adviser, is Building One, 6300 Bee Cave Road, Austin, Texas 78746.

PROPOSAL 1 –
ELECTION OF DIRECTORS
Board Recommendation
The election of 10 directors named in the proxy statement to serve on Plexus’ board of directors for a one-year term.	FOR
Plexus’ bylaws currently authorize up to 12 directors, as determined by the board. The Plexus board may elect directors to fill empty seats, including those created by an expansion, between meetings of shareholders. Each of the director nominees below was elected at the 2020 annual meeting except for Mr. Quadracci, who was first identified as a possible director candidate by a non-management director. After a thorough review, our Nominating & Corporate Governance Committee (“Nominating Committee”) recommended Mr. Quadracci to the board, and he was appointed on April 2, 2020.
In accordance with Plexus’ bylaws, the board has set the size of the board to be 10 directors immediately following the annual meeting of shareholders, with such directors to serve until their successors are duly elected and qualified. The individuals who are nominated as directors, and for whom proxies will be voted unless a shareholder specifies otherwise, are named below. If any of the nominees should decline or be unable to act as a director, which is unforeseen, the proxies will be voted with discretionary authority for a substitute nominee designated by the board of directors.
Board Overview

The composition of the board of directors is reviewed annually to ensure that an appropriate mix of skills, experiences and backgrounds is represented; the membership mix of the board may also be changed as necessary to meet business needs. In addition, any individual age 72 or above is not eligible for election or re-election to the board of directors, unless such candidate is also a full-time employee of Plexus at the time or the board of directors, by majority vote, waives the restriction for a particular individual prior to such person’s election or re-election. Your board nominees offer a diverse range of skills and experience in relevant areas, as set forth in the matrix, below. Since 2016, we have not had an ethnically or racially diverse member on our board of directors. The Nominating Committee intends to begin a search for an additional director in 2021 and is committed to prioritizing the inclusion of racially and ethnically diverse candidates in the pool from which director nominees are selected.

BOARD QUALIFICATIONS, ATTRIBUTES, SKILLS AND EXPERIENCE

Qualification	CORTINOVIS	EISENHART	FOATE	JUECKSTOCK	KELLY	KELSEY	QUADRACCI	RAPP	ROOKE	SCHROCK
Public Company CEO/COO Experience (7/10) Significant experience as a chief executive officer and/or chief operating officer of a publicly-traded company, or of a major division of a publicly-traded company.			✓	✓	✓	✓	✓		✓	✓
Financial and Accounting Experience (9/10) Financial and accounting skills as well as experience preparing, auditing, analyzing or evaluating public company financial statements and an understanding of a public company's internal controls and procedures for financial reporting, preferably with experience as a controller and/or chief financial officer.	✓		✓	✓	✓	✓	✓	✓	✓	✓
Global Business Experience (10/10) International experience with an understanding of conducting business on a global scale.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Sales, Marketing or Innovation Experience (10/10) In-depth knowledge and significant practical experience in sales, marketing or innovation at a company positioned in one or more of our key markets.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Manufacturing Management Background (8/10) A manufacturing management background, ideally an engineer, from a large, well-respected, manufacturing-based company.		✓	✓	✓	✓	✓	✓		✓	✓
Supply Chain Management Experience (10/10) A background in supply chain management, specifically from a company that relies on supply chain management as a competitive advantage.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓
Human Capital Development and Compensation Experience (10/10) Considerable experience in human capital development to fulfill talent and succession needs and to inform the design of both short- and long-term compensation and rewards programs.	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Director Nominees & Bios
STEPHEN P. CORTINOVIS
Independent Private Equity Investor
Age: 70 Tenure: 17 years Other Public Boards: 1 Committee Assignment: Compensation & Leadership Development Nominating & Corporate Governance	Skills and Experience:
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
Sales, Marketing or Innovation
Mr. Cortinovis is a private equity investor in Lasco Foods, Inc., a food services industry manufacturer and distributor. He was previously a Partner of Bridley Capital Partners Limited, a private equity group, and prior thereto served as President–Europe of Emerson Electric Co., a diversified global technology company. He is also a director of Aegion Corporation, a global infrastructure protection and rehabilitation company, and serves as the chair of its Strategic Planning Committee and a member of its Compensation Committee. Mr. Cortinovis obtained a B.A. and a J.D. from St. Louis University.
DR. JOANN M. EISENHART
Independent Executive VP & Chief People Officer, The Northwestern Mutual Life Insurance Company (retired)
Age: 61 Tenure: 5 years Other Public Boards: 0 Committee Assignment: Compensation & Leadership Development (Chair)	Skills and Experience:
	Global Business	Supply Chain Management
	Sales, Marketing or Innovation	Human Capital Development and Compensation
Manufacturing Management
Dr. Eisenhart retired as Executive Vice President and Chief People Officer at The Northwestern Mutual Life Insurance Company, a financial services and insurance provider, in 2019. Prior thereto, she served as Senior Vice President – Human Resources, Facilities and Philanthropy at Northwestern Mutual from 2013 until 2018, and as Senior Vice President – Human Resources since 2011. Dr. Eisenhart previously served as Senior Vice President – Human Resources at Pfizer Inc., a global biopharmaceutical company, and held various leadership positions at Rohm and Haas Company, a manufacturer of specialty chemicals. She earned a B.S. in Chemistry from the University of Illinois at Urbana-Champaign and a Ph.D. in Inorganic Chemistry from the University of Wisconsin-Madison. She also earned an M.A. and a Ph.D. in Human and Organizational Development from Fielding Graduate University.

DEAN A. FOATE
Chairman of the Board President & CEO Plexus Corp. (retired)
Age: 62 Tenure: 20 years (7 as Chairman) Other Public Boards: 1	Skills and Experience:
	Public Company CEO/COO	Manufacturing Management
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
Sales, Marketing or Innovation
Mr. Foate is not an independent director and therefore is not eligible for membership on a Board committee under Nasdaq rules or the committees’ charters.
Mr. Foate has served as Plexus’ Chairman of the Board since 2013. Mr. Foate retired as President and Chief Executive Officer of Plexus in 2016 after serving in such roles since 2002. He joined Plexus in 1984 and held various other executive roles, including prior service as its Chief Operating Officer. Mr. Foate is also a director of Regal Beloit Corporation, a manufacturer of electric motors, electrical motion controls, power generation and power transmission products, as well as a member of its Corporate Governance & Director Affairs Committee. Mr. Foate earned a B.S. in Electrical and Computer Engineering from the University of Wisconsin-Madison and a Master of Science in Engineering Management from the Milwaukee School of Engineering.
RAINER JUECKSTOCK
Independent Executive VP, Tenneco Inc.
Age: 61 Tenure: 7 years Other Public Boards: 0 Committee Assignment: Audit (Chair)	Skills and Experience:
	Public Company CEO/COO	Manufacturing Management
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
Sales, Marketing or Innovation
Mr. Jueckstock has served as an Executive Vice President of Tenneco Inc., a producer of automotive emission control and ride control products and systems, since 2018, when Tenneco acquired Federal-Mogul LLC, an automotive and industrial equipment supplier. Mr. Jueckstock has also served as President of Federal-Mogul Powertrain since 2018, after having served as its Chief Executive Officer since 2012. Prior to the acquisition of Federal-Mogul, he also served as its co-Chief Executive Officer and as a director since 2012, and as co-Chairman of the Board since 2015. Before joining Federal-Mogul, he was a member of the German Military. Mr. Jueckstock earned a degree in Engineering from the Military College at Zittau, Germany.

PETER KELLY
Independent Executive VP & CFO, NXP Semiconductors N.V..
Age: 63 Tenure: 15 years Other Public Boards: 0 Committee Assignment: Audit Nominating and Corporate Governance	Skills and Experience:
	Public Company CEO/COO	Manufacturing Management
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
Sales, Marketing or Innovation
Mr. Kelly has served as Executive Vice President and Chief Financial Officer of NXP Semiconductors N.V., a global semiconductor company and a long-standing supplier in the industry, since 2017. Prior thereto, he served as Executive Vice President – Strategy and Mergers & Acquisitions since 2015, Executive Vice President and Chief Financial Officer since 2012 and Executive Vice President and General Manager of Operations prior thereto. He was a director of Graphic Packaging Holding Company, a provider of paper-based packaging solutions, as well as a member of its Audit Committee and Compensation and Benefits Committee, until 2018. Mr. Kelly earned a B.S. from the University of Manchester (U.K.) Institute of Science and Technology and is a fellow of the Chartered Institute of Management Accountants.
TODD P. KELSEY
President & CEO Plexus Corp.
Age: 55 Tenure: 4 years Other Public Boards: 1	Skills and Experience:
	Public Company CEO/COO	Manufacturing Management
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
Sales, Marketing or Innovation
Mr. Kelsey is not an independent director and therefore is not eligible for membership on a Board committee under Nasdaq rules or the committees’ charters.
Mr. Kelsey has served as President and Chief Executive Officer of Plexus since 2016. He was previously Plexus’ Executive Vice President and Chief Operating Officer from 2013 until 2016, and its Executive Vice President – Global Customer Services prior thereto. Mr. Kelsey joined Plexus in 1994 as a Design Engineer in the Company’s Engineering Solutions Group, and has held various other positions with increasing responsibility since that time, including Senior Vice President – Global Customer Services and Senior Vice President – Engineering Solutions. He is also a director of Steelcase Inc., a global provider of workplace products, furnishings and services, as well as a member of its Audit Committee and Compensation Committee. Mr. Kelsey earned a B.S. and a M.S. in electrical engineering from the University of Wisconsin-Madison and an M.B.A. from the University of Wisconsin-Oshkosh.

JOEL QUADRACCI
Independent President & CEO, Quad/Graphics Inc.
Age: 51 Tenure: <1 year Other Public Boards: 1	Skills and Experience:
	Public Company CEO/COO	Manufacturing Management
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
Sales, Marketing or Innovation
As a newly elected director, Mr. Quadracci will be given committee assignment(s) in February 2021.
Mr. Quadracci has served as the Chairman, President and Chief Executive Officer of Quad/Graphics, Inc., a worldwide marketing solutions partner, since 2010. Mr. Quadracci joined Quad in 1991 and, prior to assuming his current role, served in various other positions with increasing responsibility including Senior Vice President of Sales & Administration and President and Chief Operating Officer. Mr. Quadracci received a B.A. in Philosophy from Skidmore College in 1991.
KAREN M. RAPP
Independent Executive VP, CFO & Treasurer, National Instruments Corp.
Age: 53 Tenure: 2 years Other Public Boards: 0* Committee Assignment: Audit Compensation & Leadership Development	Skills and Experience:
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
Sales, Marketing or Innovation
*Ms. Rapp will be joining the board of Microchip Technology Inc. effective January 2021
Ms. Rapp has served as Executive Vice President, Chief Financial Officer and Treasurer, of National Instruments Corp., a producer of automated test equipment and virtual instrumentation software, since 2017. Prior thereto, she served as the Senior Vice President of Corporate Development at NXP Semiconductors N.V., a global semiconductor company and a long-standing supplier in the industry, where she led the integration efforts for the NXP/Freescale Semiconductor, Ltd. merger, from 2015 to 2017. Prior to the merger, Ms. Rapp held several leadership positions at Freescale with increasing responsibility, including Vice President and Chief Information Officer, Director of Operations and Finance, Global Sales and Marketing, Director of Finance, Supply Chain, and Director of Finance, Continuous Development. Ms. Rapp holds an M.B.A from The University of Texas at Austin and a B.S. in Finance from Northern Illinois University.

PAUL A. ROOKE
Independent Chairman & CEO Lexmark International, Inc. (retired)
Age: 62 Tenure: 3 years Other Public Boards: 0 Committee Assignment: Nominating & Corporate Governance (Chair)	Skills and Experience:
	Public Company CEO/COO	Manufacturing Management
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
Sales, Marketing or Innovation
Mr. Rooke retired as Chairman and Chief Executive Officer, as well as a director, of Lexmark International, Inc., a provider of document imaging and enterprise software solutions, in 2016. Mr. Rooke also previously served as President of Lexmark. Prior to becoming President and CEO of Lexmark in 2010, he held several leadership positions with increasing responsibility, including Executive Vice President and President, Imaging Solutions, Executive Vice President and President, Printing Solutions and Services, and Vice President and President, Business Printer. Mr. Rooke holds an M.B.A. from the University of Kentucky and a B.S. in Mechanical Engineering from the University of Michigan.
MICHAEL V. SCHROCK
Independent Lead Director Senior Advisor & Operating Consultant, Oak Hill Capital Partners
Age: 67 Tenure: 14 years (7 as Lead Director) Other Public Boards: 2	Skills and Experience:
	Public Company CEO/COO	Manufacturing Management
	Financial and Accounting	Supply Chain Management
	Global Business	Human Capital Development and Compensation
Sales, Marketing or Innovation
Mr. Schrock, the board’s Lead Director, is not currently a member of any of the Board’s committees.
Mr. Schrock, who has served as the Lead Director of Plexus’ board since 2013, has served as a Senior Advisor and Operating Consultant to Oak Hill Capital Partners, a private equity firm, since 2014. Mr. Schrock also serves as Chairman of the Board of Directors of Atkore International Group Inc., a manufacturer of electrical raceway products and mechanical products and solutions; he is also the chair of Atkore’s Executive Committee. In addition, Mr. Schrock is a director of MTS Systems Corporation, a global supplier of high-performance test systems and position sensors, as well as the chair of its Compensation and Leadership Development Committee and a member of its Governance and Nominating Committee. Mr. Schrock earned a B.S. from Bradley University and an M.B.A. from Northwestern University, Kellogg School of Management.

Unless otherwise noted, all directors have been employed in their principal occupation listed above for the past five years or more. Each of the attributes identified above, which together with the directors’ principal occupations and business experience, as well as the Company’s board member selection criteria, outlined in the next section, provide the reasons that each individual has been nominated to serve on the board.
We would like to give special thanks to two directors who have reached our mandatory retirement age, Mr. Ralf Böer and Mr. David Drury, each of whom will be retiring from the Board immediately following the annual meeting. Messrs. Drury and Böer have overseen the Company’s strategy through years of dramatic growth and success. Mr. Böer has served on Plexus’ board for 16 years, leveraging his background in law and international business to provide invaluable advice and guidance to the Company, most recently as Chair of the Company’s Nominating Committee. Mr. Drury has served as a director of the Company for 22 years, during which he has chaired the Audit and Compensation & Leadership Development Committees. Mr. Drury has provided instrumental counsel and leadership to management over the course of his tenure.

CORPORATE GOVERNANCE
Plexus Corp. Board of Directors
Plexus believes that it needs to attract and retain talented, focused and motivated leadership to develop and execute the Company’s long-term strategy and to deliver shareholder value. For Plexus, the concept of leadership is not limited to leadership within the Company; leadership also includes the individuals who serve on Plexus’ board of directors.
The Company believes it is important for its board to be comprised of individuals with diverse backgrounds, skills and experiences. All board members are expected to meet Plexus’ board member selection criteria, which are listed below:
•	Impeccable honesty and integrity, and conduct in accordance with the Company’s values.
•	A high level of knowledge gained through formal education and/or specific practical experience.
•
Broad based business acumen, including a general understanding of operations management, marketing, finance, human resources management, corporate governance and other elements relevant to the success of a large publicly-traded company.

•	An understanding of the Company’s business on a technical level.
•	Global thinking and focus as well as a general understanding of the world economy.
•	Strategic thinking and an ability to envision future opportunities and risks.
•	A willingness to engage in thoughtful debate and challenging discussions in a respectful manner.
•	A network of important contacts that can bring knowledge and assistance to Plexus.
•	A commitment to spend requisite time on board responsibilities.
Shareholder Protections & Corporate Governance Best Practices
We are committed to governance structures and practices that drive shareholder value and protect important shareholder rights, which are regularly reviewed and include the following:
INDEPENDENCE	BEST PRACTICES	ACCOUNTABILITY

✔8 of 10 director nominees
are independent

✔Strong independent Lead
Director with clearly
delineated duties

✔All standing board
committees composed
entirely of independent
directors

✔Regular executive sessions
of independent directors
without management
present

✔Periodic rotation of
committee members

✔Strategy & risk oversight by
the full board and its
committees

✔Full board and committee
oversight of Environmental,
Social & Governance issues

✔Stock ownership guidelines
for executive officers and
non-employee directors

✔Overboarding limits

✔No poison pill

✔No dual class shares

✔Director education and
onboarding

✔Annual election of all
directors

✔Annual election of Chair and
Independent Lead Director
by independent directors

✔Majority voting with director
resignation policy (plurality
voting in contested
elections)

✔Annual self-evaluation
process for directors

✔Strong investor outreach
program

Board Composition & Structure
BOARD OF DIRECTORS MEETINGS
5	>90%	100%
2020 board meetings	Director attendance at each 2020 board meeting	Directors then serving attended 2020 Annual Meeting
Our independent directors have the opportunity to meet in executive session, without management present, as part of each regular board and committee meeting. Mr. Schrock, the board’s Lead Director, presides at board executive sessions. Plexus generally holds a board meeting coincident with the annual meeting of shareholders to minimize director travel obligations and facilitate their attendance at the shareholders’ meeting.
DIRECTOR INDEPENDENCE
As a matter of good corporate governance, we believe that the board of directors should provide a strong voice in the governance of our company. Therefore, under our corporate governance policies and in accordance with Nasdaq Global Select Market rules, at least a majority of our directors must be “independent directors.”
When the board of directors makes its determinations regarding which directors are independent, it first considers and follows the Nasdaq Global Select Market rules. The board also reviews other transactions and relationships, if any, involving Plexus and its directors or their family members or related parties; see “Certain Transactions” herein for a discussion of our policy regarding such transactions. Plexus expects its directors to disclose any transaction, whether direct or indirect, such as through an immediate family member or an affiliated business entity, involving Plexus and the director; Plexus also surveys directors periodically to confirm this information. Plexus does not use any dollar amount to screen transactions that should be reported to the Company. The board reviews the information submitted by its directors for its separate determination of materiality and compliance with Nasdaq and other standards when it determines independence.
Based on the applicable standards and the board’s review and consideration, the board of directors has determined that Dr. Eisenhart and Ms. Rapp, as well as Messrs. Cortinovis, Jueckstock, Kelly, Quadracci, Rooke and Schrock, are each “independent” under applicable Nasdaq rules and guidelines. In reaching its determinations regarding the independence of Mr. Kelly and Ms. Rapp, the board considered that Mr. Kelly is an executive officer of NXP Semiconductors N.V., which is a supplier to Plexus, and that Ms. Rapp is an executive officer of National Instruments Corp., which is also a supplier to Plexus. It was determined that these relationships did not affect the independence of Mr. Kelly or Ms. Rapp. Messrs. Böer and Drury, who will be retiring immediately following the annual meeting, are also considered “independent.”
Mr. Foate, our Non-Executive Chairman and former Chief Executive Officer, and Mr. Kelsey, our current Chief Executive Officer, are not considered to be “independent” under applicable Nasdaq rules.
BOARD LEADERSHIP STRUCTURE
Mr. Foate has served as Chairman of the Board since 2013. Pursuant to a retirement and transition agreement (the “Transition Agreement”), which is described in “Directors’ Compensation” below, Mr. Foate began serving as Non-Executive Chairman (which is not an executive officer position) in fiscal year 2018.

Mr. Foate serves as the Chairman of the Board primarily due to his in-depth knowledge of the Company and EMS industry, keen understanding of the Company’s operations and strategies, and proven leadership of, as well as vision for, Plexus, all of which position him to provide strong and effective leadership of the board. Mr. Foate joined Plexus in 1984 and served as CEO from 2002 until his retirement in 2016. In addition to his experience and long service with Plexus, the board currently believes that Mr. Foate is in the best position as Chairman to lead board discussions regarding the Company’s business and strategy, and to help the board respond quickly and effectively to any challenges faced by the Company.
While currently the roles of Chairman and CEO are held by Mr. Foate and Mr. Kelsey, respectively, the board does not have a policy that requires the separation of these roles and believes the Company should adopt the board leadership structure that best serves its needs at any particular time. Pursuant to the Company’s Corporate Governance Guidelines, since Mr. Foate is not an independent director, the independent directors, meeting in executive session, elected a Lead Director from among the independent directors.
THE DUTIES OF THE BOARD’S LEAD DIRECTOR
The Company believes that the designation of an independent Lead Director, whose duties are described below, provides essentially the same benefits as having an independent chairman in terms of oversight, access and an independent voice with significant input into corporate governance. Mr. Schrock currently serves as the board’s Lead Director.

  • Preside at all meetings of the board at
which the Chairman is not present

  • Serve as a liaison between the Chairman
and independent directors

  • Together with the Chairman, approve agendas for board meetings and approve meeting schedules to ensure sufficient time allocation per topic

  • Provide input to the Chairman as to the content, quality, quantity and timeliness of information from Company management to the board

• Authority to call meetings of the independent directors and develop the agendas for such meetings with input from other independent directors

• Serve as a liaison for consultation and direct
communication with major shareholders

• Perform such other duties as the board or Chairman may from time to time delegate

Board and Committee Responsibilities
AUDIT COMMITTEE
MEMBERS Rainer Jueckstock, Chair David Drury Karen Rapp Peter Kelly Meetings in 2020: 8 Attendance: 97% Report page: 67	The Audit Committee’s duties and responsibilities include the following:
	•	chooses and makes retention decisions related to the Company’s independent auditors,
	•	reviews the Company’s general policies and procedures to reasonably assure the adequacy and effectiveness of internal controls over financial reporting,
	•	discusses the Company’s material financial risk exposures and the steps management has taken to monitor and control such exposures,
	•	reviews the annual audited financial statements and quarterly financial statements of the company,
	•	generally oversees the Company’s audit process as well as the accounting, finance and tax functions,
•
reviews the effectiveness of the Company’s governance and management of information technology risks, including those relating to business continuity, cybersecurity, regulatory compliance and data management, and

	•	oversees the Company’s ethics and whistle-blowing reporting programs in conjunction with the Nominating and Corporate Governance Committee.
All of the members of the Audit Committee are “independent” of Plexus under SEC and Nasdaq rules. The board has determined that Messrs. Kelly and Drury and Ms. Rapp are “audit committee financial experts” based on a review of each individual’s educational background and business experience. All members of the Audit Committee are “financially literate” and meet the other SEC and Nasdaq requirements for Audit Committee membership.
COMPENSATION & LEADERSHIP DEVELOPMENT COMMITTEE
MEMBERS Joann Eisenhart, Chair Ralf Böer Stephen Cortinovis David Drury Karen Rapp Meetings in 2020: 6 Attendance: 97% Report page: 49	The Compensation & Leadership Development Committee’s duties and responsibilities include the following:
•
reviews Plexus’ leadership structure, talent management, diversity and inclusion efforts, leadership development strategies and programs, and the Company’s succession planning efforts, including executive succession plans,

	•	establishes the general compensation philosophies and plans for Plexus,
	•	reviews and determines the compensation of the CEO, and approves the compensation of the other executive officers as well as equity grants and awards under Plexus’ incentive compensation plans,
	•	oversees how compensation programs may incentivize risk taking and whether such risk taking is aligned with the Company’s business objectives and risk tolerance,
	•	considers and makes recommendations to the board with respect to other compensatory plans and arrangements, and
	•	reviews Plexus’ human resources organization structure and leadership.
All of the members of the Committee are “independent” under SEC and Nasdaq rules. The Committee may, in its sole discretion, retain or obtain the advice of compensation consultants, legal counsel or other advisers. The Committee is directly responsible for the appointment, termination, compensation and oversight of the work of any compensation consultant, and considers the independence of any such consultant prior to retention.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE
MEMBERS Paul Rooke, Chair Ralf Böer Stephen Cortinovis Peter Kelly Meetings in 2020: 5 Attendance: 100%	The Nominating & Corporate Governance Committee’s duties and responsibilities include the following:
	•	maintains oversight over the operations, structure and effectiveness of the Board and its committees,
	•	develops and maintains criteria and procedures for the identification and recruitment of candidates for election to serve as directors of the Company,
	•	reviews the structure of the Board to assure proper skills, experience, and diversity of backgrounds are represented,
	•	reviews the effectiveness of management’s enterprise risk management program that identifies, prioritizes, monitors and manages key risks facing the Company,
	•	reviews ethics and compliance risk assessments conducted by management and assesses the efficacy of the ethics and compliance program in place to monitor and control such exposures,
	•	makes recommendations to the board regarding directors’ compensation, and
	•	evaluates as well as oversees corporate governance and related issues.
All of the members of the Committee are “independent” under SEC and Nasdaq rules.

Board Governance Processes
THE NOMINATION PROCESS
In addition to the board member selection criteria listed above, the Nominating Committee considers the diversity of backgrounds, skills and experiences among board members in identifying areas that could be augmented by new members. To help assure that directors have the time to devote to their duties, Plexus directors may not serve on the boards of more than three additional public companies. The Nominating Committee may utilize a director search firm to identify candidates, but, if so, it evaluates those individuals on its own; the Nominating Committee would also consider candidates suggested by outside directors, management and/or shareholders.
The Nominating Committee would consider proposed nominees to the board submitted to it by shareholders. If a qualified individual expresses a serious interest and there is a position available, the Nominating Committee would review that person’s background and experience to determine whether that individual may be an appropriate addition to the board, and, if appropriate, would meet with the individual. A decision would then be made whether to nominate that person to the board. The Nominating Committee’s policy is not to evaluate proposed nominees differently depending upon who has proposed the potential nominee.
If a shareholder wishes to propose someone as a director for the Nominating Committee’s consideration, the name of that nominee and related personal information should be forwarded to the Nominating Committee, in care of the Secretary, at least six months before the next annual meeting of shareholders to assure time for meaningful consideration by the Nominating Committee. Plexus has neither received nor rejected any candidates put forward by significant shareholders.
BOARD AND COMMITTEE SELF-EVALUATION PROCESS
The Plexus board of directors conducts an annual self-evaluation, which focuses on the performance of each individual director, the board’s committees and the board as a whole, as well as the composition of each of the board’s committees. The annual self-evaluation process provides an opportunity for anonymous peer review and specific feedback, which is intended to strengthen board leadership. The Chairman of the Board is responsible for providing feedback to individual directors, while the Lead Director may also provide feedback and serve as a liaison between independent directors and the Chairman. We believe this process encourages actionable feedback, which provides context for decisions about board composition, committee member rotation and succession planning processes.
COMMUNICATIONS WITH THE BOARD
Any communications to the board of directors should be sent to Plexus’ Global Headquarters in care of Plexus’ Secretary, Angelo M. Ninivaggi. Any communication sent to the board in care of the Chief Executive Officer, the Secretary or any other corporate officer also is forwarded to the board. There is no screening process and any communication will be delivered directly to the director or directors to whom it is addressed.

CORPORATE GOVERNANCE WEBSITE
Information related to our corporate governance practices, in addition to any new or proposed changes to procedures, are posted on our Corporate Governance page of our website at www.plexus.com under the link titled “Investors,” then “Corporate Governance” including:
•	Plexus Leadership Team	•	Director Stock Ownership Guidelines
•	Board of Directors	•	Executive Stock Ownership Guidelines
•	Committee Composition	•	Clawback Policy
•	Committee Charters	•	Plexus Code of Conduct and Business Ethics
•	Corporate Governance Guidelines

DIRECTOR COMPENSATION FOR FISCAL 2020
	Fees Earned or Paid in Cash[1]	Stock Awards[2]	Option Awards[3]	Other Benefits[4]	Total
Ralf R. Böer	$86,750	$168,305	—	—	$255,055
Stephen P. Cortinovis	$82,500	$168,305	—	—	$250,805
David J. Drury	$93,250	$168,305	—	—	$261,555
Joann M. Eisenhart	$83,875	$168,305	—	—	$252,180
Dean A. Foate	$240,000	$168,305	—	$25,574	$433,879
Rainer Jueckstock	$89,750	$168,305	—	—	$258,055
Peter Kelly	$87,875	$168,305	—	—	$256,180
Joel Quadracci	$32,500	—	—	—	$32,500
Karen M. Rapp	$87,500	$168,305	—	—	$255,805
Paul A. Rooke	$81,750	$168,305	—	—	$250,055
Michael V. Schrock	$105,000	$168,305	—	—	$273,305
[1]
Includes annual retainer, committee and chairmanship fees and, in the case of Mr. Schrock, his fee for serving as Lead Director of the board. For Mr. Foate, this amount reflects his retainer for serving as Non-Executive Chairman. Mr. Quadracci was elected to the board of directors April 2, 2020, and fees earned represent fees paid beginning in the third fiscal quarter.

[2]
The amounts shown represent the grant date fair value of RSUs granted in fiscal 2020 computed in accordance with Accounting Standards Codification Topic 718. Generally accepted accounting principles (“GAAP”) require us to determine compensation expense for stock related awards granted to our directors based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions used to determine the valuation of the awards are discussed in footnote 9 to our consolidated financial statements.

On January 27, 2020, each non-employee director (other than Mr. Quadracci) was granted RSUs for 2,216 shares, which remain unvested as of October 3, 2020, with a grant date fair value of $168,305. The number of RSUs granted was determined by dividing $150,000 by the average closing price of our shares on the Nasdaq Global Select Market during the 90 calendar day period ended December 1, 2019, which was $67.694. The grant date fair value is above $150,000 because the closing price of our shares on the grant date was $75.95.
[3]
Stock options have not been granted to non-employee directors since calendar year 2012. Stock options are fully vested and expire on the earlier of (a) 10 years from the applicable grant date, or (b) two years after termination of service as a director (three years for the options granted to Mr. Foate). Mr. Schrock held 5,000 unexercised stock options as of October 3, 2020. No other directors held stock options.

[4]	Includes the following amounts paid to Mr. Foate: $24,400 for the Company car benefit and $1,174 for the phone benefit.
The other non-employee directors do not generally receive any additional benefits, although they are reimbursed for their actual expenses of attending board, committee and shareholder meetings, as well as one external educational seminar per year.

Director Fees and Arrangements
The Nominating Committee of the board of directors recommends, subject to board approval, compensation paid to non-employee directors, including equity awards under Company plans. In determining the compensation paid to the non-employee directors, the Nominating Committee considers similar types of factors, including comparisons with the peer companies discussed below and Company performance that are considered by the Compensation and Leadership Development Committee when determining executive compensation. The Nominating Committee aims to set the compensation level of our directors and the Non-Executive Chair near the median of peer and market comparisons. Non-employee director compensation is reviewed on an annual basis. As part of the most recent review of the non-employee director compensation program, it was determined that no changes would be made to the amount or form of compensation for fiscal 2021.
BOARD FEES
Board Retainer[1]	$65,000
Non-Executive Chair Retainer	$240,000
Lead Director Retainer	$40,000
RSU Grant	$150,000
1Mr. Foate and Mr. Kelsey do not receive the Board Retainer
Role	AUDIT COMMITTEE	COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE	NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
Chair	$27,000	$21,500	$17,250
Member	$12,500	$10,000	$6,250
In certain circumstances directors may be reimbursed for attending educational seminars or, in each individual’s capacity as a director, other meetings at Plexus’ behest. Directors do not receive board or committee meeting attendance fees.
For Mr. Foate’s service as Non-Executive Chairman, he currently receives an annual retainer of $240,000, which was determined based upon a review of market and peer group practices, and he is eligible to receive an annual equity grant at least equal to the grants made to the Company’s other non-employee directors. In accordance with the Transition Agreement, Mr. Foate is eligible to participate in the Company’s executive car and phone programs, and he and his dependents are also eligible to participate in the Company’s health plan until he reaches age 65, subject to his payment of the required premiums. Mr. Foate is otherwise compensated in accordance with Plexus’ policies for non-employee directors.
Stock Ownership Guidelines & Stock Compensation for Directors
Plexus believes that it is important for directors to maintain an equity stake in Plexus to further align their interests with those of our shareholders. Therefore, directors must comply with stock ownership guidelines as determined by the board. The ownership guidelines currently require each director to own and maintain shares of common stock with a value equal to at least five times the director’s annual base cash retainer. The required ownership must be achieved within five years from the director’s initial election or appointment. Restricted stock (including RSUs) that has yet to vest does not count toward a director’s ownership for purposes of these guidelines. Nine of our eleven non-employee directors are currently in compliance with the ownership requirements of the guidelines, including Messrs. Böer and Drury, who will be retiring immediately following the annual meeting. Ms. Rapp has until 2023 and Mr. Quadracci has until 2025 to meet these requirements.

Stock ownership guidelines for executives are discussed in “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Equity Ownership Guidelines.”
For information regarding the Company’s anti-hedging and anti-pledging policy, which is applicable to directors as well as executive officers and other employees, see “Compensation Discussion and Analysis—Elements and Analysis of Director Compensation—Anti-Hedging and Anti-Pledging Policy.”
Directors participate in the 2016 Omnibus Incentive Plan (the “Incentive Plan”), which permits the grant of stock options, stock appreciation rights (“SARs”), restricted stock, which may be designated as restricted stock shares or RSUs, performance stock awards (which may be settled in cash or stock and designated as performance stock shares or performance stock units (“PSUs”)), other stock awards and cash incentive awards. The Incentive Plan provides for an annual cap on the amount of awards to individual non-employee directors. The use of equity awards is designed to align directors’ interests with the long-term ownership interests of our shareholders. In the second quarter of fiscal 2020, except for Mr. Quadracci, each non-employee director serving on the grant date received a grant of RSUs worth approximately $150,000. The number of RSUs granted was determined based on the average closing price of the Company’s stock during the 90 calendar day period ended December 1, 2019. The restrictions on the RSUs generally lapse on the first anniversary of the grant date.
Director Participation in Deferred Compensation Plan
Directors are eligible to defer their cash fees, as well as stock awards (excluding options), through the Non-Employee Directors Deferred Compensation Plan. Amounts in deferred cash accounts are credited with interest, compounded monthly, at the prime rate of interest, which is determined quarterly. Directors were previously eligible to defer their cash fees through Plexus’ supplemental executive retirement plan, which is described in “Compensation Discussion and Analysis” below.

BOARD’S ROLE IN RISK OVERSIGHT
It is management’s responsibility to manage the Company’s enterprise risks on a day-to-day basis. In furtherance of this responsibility, the Company has established a robust enterprise risk management (ERM) program to facilitate the identification, assessment, mitigation, monitoring and strategic integration of risks facing the Company. This framework combines the organizational structure described below with the establishment of risk management policies and controls to manage the most significant risks impacting the Company’s strategic objectives. As an essential element of this framework, management utilizes a Risk Oversight Council—a cross-functional team made up of seniorlevel leaders—that discusses, reviews and monitors the most significant enterprise risks. The Company also employs independent internal and external audit procedures to help validate key controls related to identified risks, the results of which are reported to the board regularly. In addition to ongoing monitoring of key risk areas, each of the functional teams completes an annual risk assessment designed to identify top enterprise risks to help management prioritize the risks that should be brought before the board.
BOARD OF DIRECTORS

The board of directors has overall responsibility for risk oversight, including review of the Company’s risk tolerance, validation of the effectiveness of the Company’s ERM program and oversight of identified enterprise risks. Through regular updates, the board of directors oversees management’s efforts to ensure that they effectively identify, prioritize, manage and monitor all material business risks to Plexus’ strategy. The board delegates certain risk management oversight responsibilities to its committees.

|
AUDIT COMMITTEE

The Audit Committee reviews and discusses the Company’s major financial risk exposures and the steps management has taken to identify, monitor and mitigate such risks, including the effectiveness of the Company’s governance and management of information technology and cybersecurity risks.

COMPENSATION & LEADERSHIP DEVELOPMENT COMMITTEE

The Compensation & Leadership Development Committee is responsible for overseeing risk related to the Company’s compensation, leadership development and succession planning programs, including whether management has identified and is mitigating key succession planning risks, whether compensation programs are in line with the Company’s strategic objectives, whether appropriate risk mitigation procedures are in place and whether the Company’s compensation plans incentivize appropriate risk taking.

NOMINATING & CORPORATE GOVERNANCE COMMITTEE

The Nominating and Corporate Governance Committee oversees and provides insight regarding the process used by management to identify, prioritize, manage and monitor the Company’s material enterprise risks, as well as risks associated with corporate governance, compliance and ethics.

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PLEXUS LEADERSHIP TEAM

The Plexus Leadership Team (PLT) establishes enterprise risk appetite and tolerance consistent with corporate strategy. The PLT also assists in identification, calibration and prioritization of risks and reviews and validates enterprise risks identified by the Risk Oversight Council and management. The PLT also reviews and monitors progress for enterprise risk mitigation strategies.

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RISK OVERSIGHT COUNCIL

The Risk Oversight Council calibrates and aligns on the highest risks warranting escalation to the Plexus Leadership Team, collaborates on cross-functional risk mitigation strategies and efforts, and makes recommendations to, and integrates strategic direction from, the PLT and the board of directors.

This framework establishes an effective risk oversight program that successfully integrates risk management practices throughout the organization, enables open communication between management and directors and ensures all directors are actively involved in the risk oversight function.

SUSTAINABILITY
Our commitment to create a better world
Plexus is committed to sustainability throughout our global business operations. Plexus’ Environmental, Social and Corporate Governance (“ESG”) program contains five pillars that reinforce our commitment to create a better world by being a responsible employer, a community partner, a global citizen, industry steward and a promoter of corporate governance. We remain focused on measuring the sustainability and societal impact our Company has on the world around us. As a member of the Responsible Business Alliance (“RBA”), we have taken an active role in improving not only our own practices, but influencing and holding others accountable throughout our supply chain to improve their focus on important principles related to ESG. We consider a variety of standards for responsible business practices, including, but not limited to, local and federal legal requirements in the jurisdictions where we operate, the International Organization for Standardization’s “Guidance for Social Responsibility” (ISO 26000) and standards established by the RBA.
Our board of directors, through its oversight of the Company’s risk management program, has primary responsibility for overseeing management’s efforts on the sustainability risks and business opportunities facing the Company.

Responsible Employer - We advocate for diversity, combat human trafficking, encourage and provide employee development opportunities, strive to ensure safe and healthy working conditions, promote an appropriate work/life balance for our employees, encourage wellness initiatives and reinforce responsible values in our culture

Community Partner - We promote and financially contribute to programs involving education in science, technology, engineering and mathematics, as well as causes that make a meaningful impact to the communities in which we operate. We encourage our employees' involvement in community charitable organizations, as well as volunteerism, and we partner with community organizations to promote local business.

Global Citizen - We actively work to reduce waste, water use and greenhouse gas emissions from our operations and work with suppliers to develop similar programs. We partner with customers to help design more efficient and environmentally friendly products.

Industry Steward - We take an active role in industry coalitions focused on reducing impacts to the environment, maintaining strong ethical practices and establishing safe and healthful working conditions around the world. We train our supply chain on important social initiatives, such as detecting and preventing forced labor, and we collaborate with customers to advance sustainability efforts.

Corporate Governance – Strong leadership and a culture of accountability is foundational at Plexus. Our executive management, in collaboration with our board of directors, competently, ethically and responsibly manage Plexus’ operations for the long-term benefit of shareholders.

COMPENSATION DISCUSSION & ANALYSIS

Our continued success depends on our ability to attract, motivate, and retain critical talent dedicated to our long-term strategy. The Compensation and Leadership Development Committee (in this section, the “Committee”) of the board of directors sets the general compensation philosophy for Plexus and ensures appropriate controls are in place to govern its application. The Committee makes decisions with respect to the compensation of the Chief Executive Officer (the “CEO”) and the Company’s other executive officers, and grants equity and other awards.

This section discusses the Committee’s executive compensation philosophy and key decisions designed to align pay to performance that drives shareholder value, in each case as they relate to the Company’s named
NAMED EXECUTIVE OFFICERS FOR FISCAL 2020

Todd P. Kelsey
President & Chief Exece Officer
Patrick J. Jermain
Executive VP & Chief Financial Officer
Steven J. Frisch
Executive VP & Chief Operating Officer
Angelo M. Ninivaggi
Executive VP, Chief Administrative
Officer, General Counsel & Secretary
Ronnie Darroch
Executive VP & Regional President - EMEA

executive officers. Plexus provides further detail regarding executive compensation in the tables and other information included in the “Executive Compensation” section of this proxy statement.
Executive Summary
FISCAL 2020 COMPENSATION ACTIONS
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The Committee performed a review of the peer group that we use to benchmark compensation in fiscal 2020 and made several changes for fiscal 2021 compensation planning purposes, as discussed below in “Elements and Analysis of Direct Compensation – Use of Peer Companies.”

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Under the Committee’s equity allocation formula for fiscal 2020, annual equity awards to executive officers were granted as 50% PSUs and 50% RSUs. The equity grant allocation formula is intended to further strengthen the alignment of shareholders’ and executives’ interests, retain executive talent, and motivate our executives to succeed long-term.

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The total shareholder return (“TSR”) of Plexus stock during the three year performance period that ended January 2020 was at the 62.1 percentile of companies in the Russell 3000 Index. Consequently, PSUs granted in fiscal 2017 vested and paid out at 148.4% of target.

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Average economic return, which we define as the difference between return on invested capital (“ROIC”) and weighted average cost of capital (“WACC”), for the three year performance period that ended at the conclusion of fiscal 2020 was 5.13%. As a result, the portion of the PSUs granted in 2018 that vested based on economic return performance paid out at 200% of target.

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Based on fiscal 2020 performance, total payments to executives under all components of the Variable Incentive Compensation Plan (the “VICP”) represented 157% of the target payout, with corporate financial performance representing 139% as compared to the target payout of 80% for such performance.

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In fiscal 2020, the Committee replaced return on capital employed (“ROCE”) with ROIC as a performance measure in the VICP. ROCE is a derivative of ROIC that excludes taxes and equity-based compensation costs and had been a performance measure in the VICP for many years. The Committee made this change because it believes ROIC is a pure measure of performance and aligns more closely with Plexus’ disclosure of performance goals to investors.

•	Effective January 1, 2020, we eliminated our executive flexible perquisite benefit.

EXECUTIVE COMPENSATION GOVERNANCE BEST PRACTICES
WHAT WE DO		WHAT WE DON’T DO
✔	Base a majority of total compensation on compensation that is at risk through our annual and long-term performance-based and retention incentives	✘	Have excise tax gross-up provisions in any change in control agreements or compensation programs
✔	Set annual and long-term incentive targets based on clearly disclosed, objective performance measures	✘	Enter into employment contracts with executives other than our CEO
✔	Conduct annual assessments of risk associated with our executive compensation programs, policies and procedures	✘	Permit hedging transactions, pledging and short sales by our executive officers
✔	Mitigate undue risk associated with our compensation programs through a Clawback Policy
✔	Enter into “double trigger” change in control agreements with executive officers
OTHER COMPENSATION AND GOVERNANCE PRACTICES & POLICIES
Practices Relating to Compensation Consultants
•	The Committee uses outside compensation consultants to assist it in analyzing Plexus’ compensation programs and in determining appropriate levels of compensation and benefits.
•	The Company provides appropriate funding, as determined by the Committee, for the payment of compensation to any compensation consultant employed by the Committee.
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The Committee currently retains Exequity LLP (“Exequity”) as its compensation consultant; however, the Committee also retained Willis Towers Watson in 2019 for consulting relating to early fiscal 2020 compensation actions. After considering the factors set forth in SEC and Nasdaq rules, in accordance with its charter, the Committee concluded that its relationships with Exequity and Willis Towers Watson have not given rise to any conflict of interest.

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Compensation consultant services to the Committee relating to fiscal 2020 included, among other things, providing perspective on current trends and developments in executive and director compensation as well as analysis of benchmarking data and confirmation of our peer group composition. All executive compensation services provided by the compensation consultants were conducted under the direction or authority of the Committee, and all work performed by the compensation consultants was pre-approved by the Committee.

Management Involvement
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Members of management, particularly the CEO and human resources personnel, regularly participate in the Committee’s meetings at the Committee’s request. Management’s role is to contribute information to the Committee and provide staff support and analysis for its discussions. However, management does not make any recommendation for the CEO’s compensation, nor does management make the final determination of the CEO’s or the other executive officers’ amount or form of executive compensation. The CEO does recommend compensation for the other executive officers to the Committee, subject to the Committee’s final decision. To assist in determining compensation recommendations for the other executive officers, the CEO considers Plexus’ compensation philosophy and, in partnership with the human resources management team, utilizes the same compensation decision-making process as the Committee.

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Decisions regarding the compensation of the CEO are made in executive sessions at which the Committee members participate with select members of human resources management and the compensation consultants to review competitive practices and overall compensation expense; the CEO is not present for these discussions. The sessions generally focus on the CEO’s performance achievement and the elements of CEO compensation. The Committee discusses and reviews materials comparing the CEO’s compensation to peer group and survey data as well as Plexus’ overall performance relative to competitors and companies in our peer group. Materials presented also include a pay comparison of the CEO to our other executive officers and a review of the CEO’s vested and unvested equity grants, as well as accumulated value, in an effort to assess possible retention risks.

Executive Compensation Philosophy, Goals & Process
The Committee’s philosophy is to competitively compensate all employees, including executives, for their contributions to Plexus, to appropriately motivate employees to provide value to Plexus’ shareholders and to consider the ability of Plexus to fund any compensation decisions, plans or programs. Competitive compensation must balance both short-term and long-term considerations and take into account external forces, best practices, and the performance of Plexus and the employee. Compensation packages should also motivate executives to make decisions and pursue opportunities that are aligned with the interests of our shareholders, while not exposing the Company to excessive risk. Finally, the Committee considers Plexus’ financial condition, the conditions in Plexus’ industry and end markets, and the effects of those conditions on Plexus’ sales and profitability in making compensation decisions.
PERFORMANCE MEASURES INTENDED TO MAXIMIZE SHAREHOLDER VALUE
The Company continues to emphasize annual and long-term incentive opportunities as a portion of total compensation since they are performance-based, represent compensation that is at risk, promote the creation of shareholder value and are intended to align the interests of executive officers with those of our shareholders.
The Committee and the Company believe that shareholder value is maximized through revenue growth and generating a ROIC that exceeds the Company’s WACC. We refer to the amount of excess return when comparing these measures as economic return. The importance of achieving revenue growth and economic return goals has been emphasized by making a substantial component of each executive officer’s compensation dependent on the Company’s achievement of these goals, with executives maximizing their annual incentive compensation opportunity if the Company achieves its organic revenue growth and economic return goals.
Within our long term incentive plan we use economic return as a performance measure for PSUs. Relative TSR is also used as a performance measure for PSUs. The Committee believes it is important to balance absolute and relative measures in an effort to account for both internal and external influences on Company performance. The performance measures used by the Company’s annual and long-term incentive plans are described further within the “Elements and Analysis of Direct Compensation.”

MEASURE	PLAN	PAYMENT	PURPOSE
Revenue Growth	Annual – VICP	Cash	Revenue growth is the result of a sound strategy effectively executed and increases shareholder value when combined with economic return.
ROIC	Annual – VICP	Cash	We deliver economic return by driving improvements in ROIC through a combination of operating margin performance and prudent capital investment.
Economic Return	Long-term PSU	Equity	Delivering economic return over the long-term generates shareholder wealth and mitigates short-termism.
Relative TSR	Long-term PSU	Equity
Relative TSR is an appropriate performance metric primarily because it is objectively determinable, provides rewards that are aligned to relative performance through varying economic cycles and reflects the delivery of value to shareholders.

PROGRAM COMPONENTS & LINK TO BUSINESS STRATEGY AND PERFORMANCE
Below are illustrations of the performance of our compensation program measures and their relationship to creating shareholder value. To drive value, both growth and economic return are critical.

Plexus uses the following compensation reward components, which work together to create competitive compensation arrangements for our executive officers. Greater detail is described in “Elements and Analysis of Direct Compensation.”
PAY ELEMENT	DESCRIPTION	PAYOUT MEDIUM, TIMING AND AMOUNT
Base Salary (Fixed)	Market competitive base salary reflecting knowledge, skills, experience, responsibility, potential, and performance	Paid in Cash Paid Currently Fixed Amount
Annual Incentive (Variable)	Cash incentive based on the achievement of annual Company financial metrics (40% revenue growth, 40% ROIC) 20% based on personal objectives	Paid Annually Paid in Cash 0%-200% of Target
Long-Term Incentive (Variable)	50% PSUs based on TSR and economic return	Paid in Shares Paid After Three Year Performance Vesting 0%-200% of Target
	50% Restricted Stock Units	Paid in Shares Paid After Three Year Vesting Period
Plexus also offers other reward components to competitively compensate our employees:
•	Health and Welfare Benefits: to promote the health and well-being of our employees and families, such as health and life insurance.
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Retirement Plans: to help our employees plan for their retirement. In addition to a 401(k) Plan, the Company also provides a supplemental executive retirement plan under which certain executives may elect to defer compensation; the Company also makes additional contributions on their behalf.

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Agreements: Only our current Chief Executive Officer has an employment agreement, which is intended to help assure the continuing availability of his services over a period of time and protect the Company from competition post-employment. All executive officers have change in control agreements to help assure that they will not be distracted by personal interests in the case of a potential acquisition of Plexus. The change in control agreements utilize a double trigger and do not include excise tax gross-up provisions.

Elements & Analysis of Direct Compensation
OVERVIEW OF DIRECT COMPENSATION
Total direct compensation for executive officers at Plexus consists of three primary components—salary, annual cash incentive payments under the VICP and long-term equity-based awards. Each of these components is complementary to the others, addressing different aspects of direct compensation and seeking to motivate employees, including executive officers, in varying ways. The Committee reviews the total compensation package of each executive officer to determine whether it is reasonable.
Setting Compensation Levels
The Committee uses a combination of peer company data and several published general industry and electronics industry surveys to provide insight into the competitiveness of each component of compensation offered to Plexus’ executive officers. This data is compiled and analyzed by Plexus human resources leaders, who then meet with the Committee’s compensation consultant to help the consultants understand Plexus’ business model, organizational structure and compensation philosophy.

The compensation consultants, Plexus human resources personnel, and our CEO discuss the analysis, rationale and methodology, and make recommendations to the Committee. Our CEO is excluded from CEO compensation discussions.
When assessing the competitiveness of compensation and making compensation determinations, the Committee’s process includes a review and analysis of various factors, including:
•	Company financial results;
•	An internal calibration of base compensation as well as short-term and long-term award levels;
•	Individual stock ownership and grant practices for the CEO and other officers;
•	The proportion of pay between the CEO compared to those at other levels in the organization;
•	Pay-for-performance and retention incentives;
•	Deferred compensation arrangements and accumulated value; and
•	Reasonableness of compensation as a whole.
In performing these analyses, the Committee uses tally sheets, which incorporate these factors to provide a comprehensive view of Plexus’ total compensation for each executive and payout exposure under various performance scenarios.
When determining the competitive target compensation for each executive, the Committee uses comparable pay information as a point for reference. Through this form of benchmarking, the Committee does not aim for any particular numerical or percentage tests as compared to peer company data or surveys; however, it generally views the 50th percentile of market data as a reasonable comparison and uses its judgment following the review of multiple data points to arrive at individual pay determinations. In that consideration, the Committee discusses total compensation (including outstanding equity awards) for all executive officers, the level of experience and leadership each provides, and financial and personal performance results. The Committee seeks to properly position the total target direct compensation of the Company’s executive officers and to balance different types of compensation (including equity) in order to promote retention and strong Company performance. The Committee believes this approach results in a comprehensive and thoughtful compensation review process because it allows the Committee to use discretion when appropriate in responding to particular circumstances. The Committee intends to continue these practices in the future.
Use of Peer Companies
For compensation planning purposes, the Committee has constructed a peer group in order to compare the compensation of Plexus’ executive officers with that paid by other companies. Companies were chosen for the peer group using filtering criteria such as:
•	Company size and performance (revenue, assets, market capitalization, performance criteria);
•	Companies identified as competitors and/or industry;
•	Geographic footprint;
•	Company image;
•	Organizational complexity; and
•	Financial structure.

The Committee has established a group of peer companies for comparison purposes using the selection criteria discussed above. The Committee conducts reviews of the peer group and selection criteria on a periodic basis to ensure that both are appropriate.
PEER GROUP FOR SETTING 2020 PAY
ARRIS Group, Inc.	Esterline Technologies Corporation	Teledyne Technologies Inc.
AVX Corporation (Kyocera Group)	Fabrinet	TransDigm Group Incorporated
Benchmark Electronics, Inc.	Keysight Technologies, Inc.	Trimble Navigation Limited
Bruker Corporation	L3Harris Technologies	TTM Technologies, Inc.
Celestica Inc.	PerkinElmer, Inc.	Vishay Intertechnology, Inc.
Curtiss-Wright Corporation	Sanmina Corporation
During fiscal 2020, the Committee, with the assistance of Exequity, made adjustments to the peer group for fiscal 2021 compensation planning purposes. Using the selection criteria described above, TransDigm Group Incorporated and L3Harris Technologies (f/k/a Harris Corporation) were removed. ARRIS and Esterline Technologies Corporation were acquired in 2019 and also removed. Amkor Technology, Inc., CommScope Holding Company, Inc., Flex Ltd., Jabil Inc., Moog Inc., Regal Beloit Corporation, Triumph Group, Inc., and Waters Corporation were added to the peer group on account of each being more closely aligned with Plexus from a financial and industry perspective, as well as because each of those companies is more likely to compete with Plexus for talent.
UPDATED PEER GROUP FOR SETTING 2021 PAY
Amkor Technology, Inc.	Fabrinet	Sanmina Corporation
AVX Corporation (Kyocera Group)	Flex Ltd.	Teledyne Technologies Inc.
Benchmark Electronics, Inc.	Jabil Inc.	Trimble Navigation Limited
Bruker Corporation	Keysight Technologies, Inc.	Triumph Group, Inc.
Celestica Inc.	Moog Inc.	TTM Technologies, Inc.
CommScope Holding Company, Inc.	PerkinElmer, Inc.	Vishay Intertechnology, Inc.
Curtiss-Wright Corporation	Regal Beloit Corporation	Waters Corporation
DISTRIBUTION OF PAY COMPONENTS
The Committee believes that a majority of executive compensation should be at risk and that the CEO’s percentage at risk should be the highest. VICP targets for the named executive officers other than Mr. Kelsey ranged from 70% to 85% of base salary in fiscal 2020, with the opportunity to earn cash incentives beyond those levels if Plexus exceeded its targeted financial goals. In the case of Mr. Kelsey, the potential target compensation at risk as a percentage of base salary was 125% in fiscal 2020, reflecting his overall greater responsibility for the Company. In fiscal 2020, long-term incentives for executive officers were granted in the form of: (i) RSUs that vest based on continued service, which promotes a long-term ownership mentality; and (ii) PSUs, which represent compensation that is at risk since these awards will be forfeited if performance is below a threshold level.

Except in the case of promotions or other special circumstances, compensation adjustments and equity awards for executive officers are targeted for implementation in the second quarter of each fiscal year to align with the Company’s internal performance management cycle and changes to the compensation of its other non-executive employees. The Committee considers both individual and Company performance in making these determinations, and believes that this timing forges a strong link between performance and pay.
The resulting total targeted direct compensation mix used for fiscal 2020 for Mr. Kelsey and the average for the other named executive officers is illustrated in the charts below:

BASE SALARY
Factors Considered In Determining Base Salary
Prior to establishing the base salary level for the CEO and approving salary levels for other executive officers, the Committee takes into consideration various factors. These factors include:
•	Compensation data from our peer group;
•	Salary increase trends for executive base pay and other information provided in published surveys;
•	An in-depth total rewards analysis with comparisons to peer group and survey data; and
•	Individual executive officers’ performance, duties and responsibilities, and their relative authority within Plexus.
The Committee uses this information and meets in executive session to discuss appropriate pay positioning and pay mix based on the data gathered. The data gathered in the determination process help the Committee to test for fairness, reasonableness and competitiveness. While the Committee takes into account the Company’s compensation philosophy and goals and follows a holistic approach to executive compensation packages, its final determination may incorporate the subjective judgment of its members, as well.
Executive officer base salary changes may include the following two components:
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Competitive Adjustments. If executive officer salaries fall out of alignment with the competitive median range of our peer group and survey data, we consider changing the salaries to a more competitive level. Competitive adjustments may take place over a multi-year period and may depend on individual performance.

•	Performance-Based Merit Increases. Separate merit increase may be provided based on individual performance, if appropriate.
2020 Base Salary Adjustments
Base salary adjustments for 2020 were approved by the Committee in December 2019 for all executive officers. When considering compensation adjustments, the Company has placed a greater emphasis on annual and long-term incentive opportunities, as opposed to base salary, since they are performance-based, represent compensation that is at risk, promote the creation of shareholder value and are intended to further align the interests of executive officers with those of our shareholders. Our CEO’s base salary is higher than those of our other executive officers because of the more extensive and challenging duties and responsibilities associated with that position. In addition, the CEO’s total compensation is more heavily weighted toward performance-based compensation when compared to the total compensation of our other executive officers.
For 2020, Mr. Kelsey’s base salary was set at $1,000,000, which represented an increase of 3.6% from his previous salary. As a result, the base salary for Mr. Kelsey is positioned near the median of peer group and market comparisons.
Increases for our other named executive officers varied from 2.3% to 3.3%. Base salary increases for 2020 for these named executive officers represented a combination of competitive adjustments and merit increases. Variations between these named executive officers reflected competitive conditions and the Committee’s view of the named executive officers’ duties, responsibilities and performance. The Committee believed that base salaries for those named executive officers were appropriately aligned with peer group and market comparisons, and were awarded based on individual performance.
Presented below are the 2020 base salaries and percentage increases as compared to the prior year for our named executive officers:
EXECUTIVE OFFICER	2020 BASE SALARY	PERCENTAGE INCREASE COMPARED TO 2019
Mr. Kelsey	$1,000,000	3.6%
Mr. Frisch	$580,000	3.1%
Mr. Jermain	$525,000	2.9%
Mr. Ninivaggi	$470,000	3.3%
Mr. Darroch	$439,773	2.3%
ANNUAL INCENTIVE COMPENSATION (AT RISK)
The VICP provides annual cash incentives to approximately 3,700 participants, including all of our executive officers. The award opportunity levels for each participant are expressed as a percentage of base salary.

For executive officers, the VICP is a sub-plan of the Incentive Plan with the opportunity to earn above their targeted award opportunities based on the achievement of corporate financial goals. Higher levels of duties and responsibilities within Plexus lead to higher cash incentive opportunities under the VICP because the Committee believes that heightened responsibility leads to more influence on corporate performance. In addition, competitive factors drive relatively higher reward opportunities for those positions. For each executive officer, 80% of the targeted award is keyed to the corporate financial goals; the remaining 20% of the targeted award is keyed to the achievement of individual objectives.
Offering a greater percentage of compensation tied to performance measures is intended to more strongly link executive compensation with Company performance and shareholder returns. To stay competitive with market practice, the Committee believes that at-risk compensation should be in line with the median of our peers and survey data, including for newly assumed roles.
The table below lists the fiscal 2020 VICP award opportunities for the named executive officers, expressed as a percentage of base salary:
EXECUTIVE OFFICER	2020 THRESHOLD AWARD (%)	2020 TARGETED AWARD (%)	2020 MAXIMUM AWARD (%)
Mr. Kelsey	0%	125%	250%
Mr. Frisch	0%	85%	170%
Mr. Jermain	0%	75%	150%
Mr. Ninivaggi	0%	70%	140%
Mr. Darroch	0%	70%	140%
The VICP provides for payments relating to corporate financial goals both below and above the targeted awards by establishing specific threshold levels of corporate performance at which payments begin to be earned and maximum payout levels beyond which no further payment is earned. The payout for our executive officers at the maximum payout level is 200% of the targeted. The Committee believes that the opportunity to receive a payout above target should be based solely on achieving corporate financial goals. Therefore, to achieve the maximum payout of 200% of the targeted award, executive officers must achieve 90% payouts for each of the revenue and ROIC components of the VICP, with the individual objectives component comprising the balance at a maximum of 20%. Payments to participants are not permitted under the VICP unless the Company achieves net income for the plan year.
The VICP provides that extraordinary items or charges should be excluded from fiscal year results. In addition, the Committee has the authority to exclude non-recurring charges, when determining the achievement of the corporate financial goals. In 2020, COVID-19 had an impact on the Company’s financial results; however, the Committee made no adjustments to financial goals under the VICP.
2020 Plan Design – Company Financial Goals
Our financial and compensation models align with our business strategy. The specific corporate financial goals for fiscal 2020, each of which stood independently of the other with regard to award opportunities, were revenue and ROIC. The goals were chosen because they aligned performance-based compensation to the key financial metrics that the Company used internally to measure its ongoing performance and that it used in its financial plans. The fiscal 2020 targets for these goals were set as part of our annual financial planning process and continue to align with our enduring financial goals. For each of the corporate financial goals, we also established specific “threshold” and “maximum” payout levels of achievement as part of that process.
For the purposes of the VICP, ROIC is defined as tax-effected annual operating income divided by the average invested capital over a five quarter period for the fiscal year and the prior fiscal year fourth quarter. Invested capital is defined as equity plus debt and operating lease liabilities, less cash and cash equivalents. Revenue is defined as the fiscal 2020 net recognized sales of the Company for financial statement purposes. The Committee has discretion to adjust ROIC to account for the effects of extraordinary items. No award is payable to any participant under the VICP unless we have net income for the fiscal year. In the event of results that are below the revenue and the ROIC threshold levels, the VICP may pay out only in respect to the portion based on individual objectives. When determining ROIC for VICP awards, extraordinary items or charges, and non-recurring charges, are disregarded, except as otherwise determined by the Committee in its discretion. Further discretion was not exercised by the Committee in fiscal 2020.
For fiscal 2020, in accordance with Plexus’ strategic plan, the Committee set performance levels for each metric with a focus on achieving our enduring financial goals using the philosophy below:
	Threshold	Target	Maximum Payout
Revenue	Equal to prior year revenue	Midpoint between threshold and maximum payout	Equal to 12% revenue growth
ROIC	Equal to Plexus’ WACC	Midpoint between threshold and maximum payout	Equal to Plexus’ WACC plus 500 basis points
We believe that setting the maximum payout levels for revenue and ROIC consistent with our financial goals fully aligns employees with financial results that maximize value to our shareholders, without encouraging excessive risk-taking. Threshold levels for both metrics were set at the minimum levels of performance at which Plexus believes it begins generating value for our shareholders. Target levels for revenue and ROIC, which were set between the threshold and maximum payout levels, were intended to be challenging, but achievable, based on industry conditions and Plexus’ financial plan. Awards for performance between the threshold and target level, and between the target and maximum levels, are calculated by straight-line interpolation.
The following table sets forth the fiscal 2020 financial targets and potential VICP payout amounts (as a percent of targeted VICP cash incentive) for the named executive officers, at the threshold, target and maximum payout performance levels:
	THRESHOLD		TARGET		MAXIMUM PAYOUT
Component	Goal	Payout	Goal	Payout	Goal	Payout
Revenue (in millions)	$3,164	0	$3,354	40%	$3,544	90%
ROIC	8.80%	0	11.30%	40%	13.80%	90%
Individual Objectives		up to 20%		up to 20%		up to 20%
Total Potential Incentive = Revenue + ROIC + Individual Objectives		up to 20%		up to 100%		up to 200%

In fiscal 2020, revenue was $3,390 million and ROIC was 14.0%. Therefore, the Company’s performance was between the target and maximum payout levels for both revenue and ROIC. As a result, Plexus paid awards for corporate financial performance to executive officers and other employees based on revenue and ROIC performance; total payments to executives represented 139% versus the target of 80% for corporate financial performance.
2020 Plan Design – Individual Objectives
The Committee determines and approves the individual objectives established for the CEO and the other executive officers. For fiscal 2020, common individual objectives were shared by all executive officers, including Mr. Kelsey and the other named executive officers. Attainment of the individual objectives represents 20% of the potential targeted VICP award; however, no such award may be earned based on individual objectives unless the Company achieves net income for the plan year. The Committee’s assessment of individual objectives is based on their likely impact on the achievement of the Company’s annual financial plan and other longer-term strategic priorities, their effect on shareholder value and their alignment with one another.
The fiscal 2020 shared individual objectives for all of our named executive officers concentrated on (a) reduction in transformation cost, which are the costs required to convert raw inventory into finished goods; (b) continued pursuit of the Company’s “zero defects” cultural journey, focused on quality improvement initiatives and goals; and (c) enterprise resource planning (ERP) system enhancements and process improvements. Mr. Kelsey provided the Committee with an assessment of the executive team’s performance on each shared individual objective and the Committee determined the ultimate award percentage level for each objective. Actual achievement of individual objectives for fiscal 2020 was based upon the Committee’s determination of the degree to which the objectives were completed by each member of the executive team.
In the second quarter of fiscal 2020, our top priorities were to make our workplaces the safest place for employees outside of their own home and to do our best to meet the production needs of our customers, including their demand for medical devices and other products directly combatting the effects of the pandemic. Our efforts to keep employees safe involved developing new practices, including personal protective equipment requirements, social distancing measures, decontamination, and contact tracing on a global scale, which we continue to monitor and improve. As a result of prioritizing these efforts, Plexus had success in mitigating the spread of COVID-19 at its sites and in meeting the needs of customers and communities. However, progress toward the transformation cost reduction objective was impacted by our need to incur costs to keep employees safe and to make other changes to our facilities to be responsive to customers. Progress toward the zero defects objective, which involved training to be conducted in person, was delayed by travel restrictions and health and safety guidelines established by the Centers for Disease Control, World Health Organization, and state and local governments. Because these impacts from COVID-19 were not within the control of our executive officers, the Committee excluded them from its determination of whether the shared individual objectives were achieved at a satisfactory level. As a result, all executive officers were awarded an 88% payout of the personal objectives portion of the VICP, or a 17.6% payout versus the target of 20% for individual objectives.

2020 Annual Incentive Compensation (At Risk) – Actual Payout
The following table sets forth the fiscal 2020 VICP total payout as a percentage of each named executive officer’s target award, capturing the fiscal 2020 results for the Company’s revenue and ROIC goals combined with the individual objectives payout.
	ACTUAL PAYOUT
Component	Results	Payout
Revenue (in millions)	$3,390	49.6%
ROIC	14.00%	90.0%
Individual Objectives	88%	17.6%
Total Payout as a Percent of Target		157.2%
LONG-TERM INCENTIVES
Plan Structure
Total compensation, consistent with practices in our industry, places a particular emphasis on equity-based compensation for executive officers. The shareholder-approved Incentive Plan allows, and its predecessor allowed, for various award types, including options, SARs, restricted stock awards (including RSUs), performance stock awards (including PSUs), other stock awards and cash incentive awards. Equity-based awards are intended to provide incentives to enhance corporate performance as well as to further align the interests of our executive officers with those of our shareholders. The reported values of the long-term incentive opportunities under equity plans can vary significantly from year to year as a percentage of total direct compensation because they are determined by valuing the equity-based awards on the same basis that we use for financial statement purposes; that value depends significantly on our stock price and its volatility at the time of the awards.
For fiscal 2020 grants, and in furtherance of its emphasis on at-risk performance-based compensation, the Committee’s annual equity grant allocation formula for named executive officers consisted of 50% PSUs and 50% RSUs. The Committee believes that this equity grant allocation formula promotes a strong pay-for-performance link and further enhances the alignment of the interests of our executives with those of our shareholders. The equity grant allocation formula also is intended to promote share ownership (along with our equity ownership guidelines) and motivate our executives to succeed in the long-term. The Committee intends to continue to emphasize the use of performance-based awards for executive officers in future years.
The Committee’s long-term incentive strategy allows for use of a portfolio approach when granting awards. Each element of the portfolio for fiscal 2020 was intended to address a different aspect of long-term incentive compensation, as set forth below:
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PSUs provide an additional incentive for executive officers to create shareholder value. 50% of the PSUs granted vest over a three year period based on average economic return performance. Economic return, which is calculated as a three-point annual average, is used as a performance measure for the PSUs because it is a key focus of the Company’s financial model and is a metric that the Committee believes, when combined with revenue growth, is highly correlated with driving shareholder value.

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The other 50% of PSUs granted vest based on the relative TSR performance of Plexus common stock as compared to companies in the Russell 3000 Index over a three year performance period. The Committee believes that measuring TSR on a relative, rather than on an absolute, basis provides a more relevant measure of the performance of the Company’s stock. By mitigating the impact of macroeconomic factors (both positive and negative) that are beyond the control of the Company and its executives, relative TSR provides rewards that are better aligned to relative performance through varying economic cycles. PSUs also provide a retention incentive since these awards generally do not vest until the end of the three year performance period.
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RSUs provide an interest in the value of the Company’s shares, because, even though they vest over time, they provide recipients with a certain equity interest, assuming continued employment. In addition to promoting retention, RSUs align the interests of executives and other employees who receive RSU grants with the interests of shareholders by building a long-term ownership mentality and providing motivation to succeed in the long term.

Annual Award Determination and Allocation Process
Each year the Committee reviews market data, individual performance and the estimated value of the entire pool of equity awards prior to making grants to executive officers, including when making grants in connection with promotions or other increases in responsibilities. Pursuant to its portfolio approach, in fiscal 2020, the Committee distributed awards in the form of PSUs and RSUs to eligible participants, as discussed above. When making these determinations, PSUs that vest based on the relative TSR of Plexus common stock are valued using a Monte Carlo simulation model, while the values of PSUs that vest based on economic return performance and RSUs are determined based on the fair market value of Plexus common stock.
The Committee determines the grant for the CEO and approves grants for all other executive officers. The CEO provides the Committee with initial grant recommendations for each executive officer other than himself by balancing the need to provide competitive compensation with the desire to keep related compensation value and expense relatively stable from period to period. The Committee considers each executive officer’s duties, responsibilities and performance, as well as internal and external comparisons (for example, peer group comparisons and other third-party market surveys, as described above), when approving the grant value for each executive officer. Those in positions with more responsibility tend to receive larger grants to reflect their role in the Company and the market comparisons for their compensation. Also, as discussed above, for the CEO, the Committee uses the vested and unvested equity information, as well as the accumulated value analysis, to balance the level of existing awards with the desire to reward performance and to provide retention incentives.
The Committee continues its focus on increasing incentive award opportunities for our executive officers as a portion of total potential compensation in order to more strongly link executive compensation with Company performance and shareholder returns.
Timing of Grants
Grants of PSUs are made in the fiscal second quarter; however, the performance goals for the PSUs are set in the fiscal first quarter. Grants of RSUs are generally made once a year during the fiscal second quarter, but may also be made in connection with new hires, promotions, other increases in responsibilities or in special situations. The Committee anticipates continuing to follow this grant schedule and practice for future grants.

Fiscal 2020 Awards
Based on the Committee’s long-term incentive strategy, as well as individual responsibility and performance considerations, and reflecting all of the grants discussed above, the Committee granted the following equity awards to Mr. Kelsey and the other named executive officers in fiscal 2020.
Executive Officer	PSUs (#)	RSUs (#)
Mr. Kelsey	27,750	32,500
Mr. Frisch	10,090	11,820
Mr. Jermain	7,090	8,310
Mr. Ninivaggi	5,520	6,460
Mr. Darroch	4,540	5,320
Vesting of 50% of the PSUs granted in fiscal 2020 is based on a three-point annual average of the Company’s absolute economic return performance during the performance period; vesting of the other 50% is based on the relative TSR of Plexus stock as compared to the companies in the Russell 3000 Index. Performance on these metrics will be determined following the conclusion of the relevant three year performance period.
In order to further align the Company’s financial model and business strategy to the payout of long-term incentives, the maximum payout on 50% of the PSUs is achieved when the three-point annual average economic return is at or above 5.0% over the three year performance period. If the maximum payout level is achieved, 200% of this portion of the PSUs will be earned. A target payout on this portion of the award will be achieved if the three-point annual average economic return is 2.5%; the Committee believes that this target is meaningfully difficult, but is achievable and appropriate for our industry. The Company believes it is appropriate for a portion of these awards to vest when the three-point annual average economic return exceeds 0.0% because any positive level of economic return generates shareholder value. If the Company does not achieve a positive three-point annual average economic return, this portion of the PSUs will not pay out. Below is the payout matrix for the portion of the PSUs that may be earned based on economic return performance (if performance is between the specified levels, the payout will be interpolated):
AVERAGE ECONOMIC RETURN	PAYOUT PERFORMANCE FACTOR
0% (Threshold)	0%
0.50%	20%
1.00%	40%
1.50%	60%
2.00%	80%
2.5% (Target)	100%
3.00%	120%
3.50%	140%
4.00%	160%
4.50%	180%
5.0% (Maximum)	200%

The TSR calculations will be based on the percentage change from the initial price to the final price during the performance period, which is three years from the date of grant, and will reflect the reinvestment of dividends, if any. The initial price is calculated using the average closing price of common stock over the 30 calendar day period ending on the trading day immediately preceding the first day of the three year performance period. The final price is the average closing price of common stock over the 30 calendar day period ending on the last day of the three year performance period. The TSR calculations will be adjusted to reflect stock splits, recapitalizations and other similar events.
The portion of the PSUs that may be earned based on relative TSR performance will vest at target if the TSR of Plexus stock is at the 50th percentile of companies in the Russell 3000 Index. A payout at maximum, which is 200% of the target award for this portion, may be achieved if the relative TSR of Plexus stock is at or above the 75th percentile of companies in the Russell 3000 Index. The Committee believes that a relative TSR at or above this level would be reflective of significant achievement during the performance period. In order to receive a payout at threshold, which is 50% of the target award for this portion, the relative TSR of Plexus stock must be at or above the 25th percentile of companies in the Russell 3000 Index. If the relative TSR of Plexus stock is below the 25th percentile, none of the PSUs will be earned and the awards will be forfeited.
The payout matrix for the portion of the PSUs granted in fiscal 2020 that may be earned based on relative TSR performance is presented in the table below (if performance is between the specified levels, the payout will be interpolated):
RELATIVE TSR PERCENTILE RANK	PAYOUT PERFORMANCE FACTOR
Below 25th (Threshold)	0%
25th	50%
30th	60%
40th	80%
50th (Target)	100%
60th	140%
70th	180%
75th and above (Maximum)	200%
For information regarding the performance of PSUs granted in fiscal 2020 and prior fiscal years as of October 3, 2020, see the “Outstanding Equity Awards at Fiscal Year-End” table below.
Annual awards of RSUs generally vest on the third anniversary of the grant, subject to early vesting on a change in control.
Fiscal 2017 PSUs
The TSR of Plexus stock during the three year performance period for the fiscal 2017 PSUs that ended in fiscal 2020 was at the 62.1 percentile of companies in the Russell 3000 Index. As a result, and according to the matrix set forth above, the PSUs vested and paid out at approximately 148.4% of target after certification by the Committee.

Fiscal 2018 PSUs
The performance period with respect to the portion of the fiscal 2018 PSUs that vested based on a three-point annual average of the Company’s absolute economic return concluded at the end of fiscal 2020. Average economic return for the three year performance period was 5.13%. The three-year average used ROIC to determine economic return for the fiscal year 2020, a change from prior years as explained in “Fiscal 2020 Compensation Actions;” prior to such change ROCE governed the determination of economic return for fiscal years 2018 and 2019. As a result, and according to the matrix set forth above, this portion of the PSUs vested and paid out at 200% of target after certification by the Committee. The Committee plans to evaluate the performance of the portion of the fiscal 2018 PSUs that vests based on relative TSR at its February 2021 meeting.
EQUITY OWNERSHIP GUIDELINES
The Company’s executive stock ownership guidelines are intended to increase the alignment between the interests of management and our shareholders. To accomplish these objectives, we require our CEO to own Plexus stock with a minimum market value equal to three times his annual base salary and our other executive officers, including those named in the “Summary Compensation Table,” to own Plexus stock with a minimum market value equal to their annual base salary. Stock options and unvested equity awards do not count toward the satisfaction of the guidelines. There is no specific time requirement to meet these guidelines. However, an executive officer is generally not permitted to sell Plexus shares that were acquired or awarded while an executive officer unless the applicable ownership requirement has been met; there are exceptions, including financing the exercise of stock options and any applicable taxes when the shares will be held, in connection with any applicable tax consequence related to the vesting of an equity award or with prior approval under special circumstances. All of our named executive officers, including Mr. Kelsey, have met the ownership amounts required by the guidelines and are in compliance with the procedural requirements of the guidelines.
CLAWBACK POLICY
Pursuant to the Plexus Corp. Executive Compensation Clawback Policy, in the event of a material restatement of the Company’s financial results as a result of significant non-compliance with financial reporting requirements, the Committee will review incentive compensation that was paid to the Company’s executive officers under the VICP (or any successor plan thereto) based solely on the achievement of specific corporate financial goals (“covered compensation”) during the period of the restatement. If any covered compensation would have been lower had the covered compensation been calculated based on the Company’s restated financial results, the Committee will, as and to the extent it deems appropriate, recoup any portion of covered compensation paid in excess of what would have been paid based on the restated financial results. The Committee may seek the recovery of covered compensation for up to three years preceding the date on which the Company is required to restate its financial results.
This policy applies in addition to any right of recoupment against the Company’s Chief Executive Officer and Chief Financial Officer pursuant to the Sarbanes-Oxley Act of 2002. The policy does not apply in any situation where a restatement is not the result of significant non-compliance with financial reporting requirements, such as any restatement due to a change in applicable accounting rules, standards or interpretations, a change in segment designations or the discontinuance of an operation.

ANTI-HEDGING AND ANTI-PLEDGING POLICY
The Company’s Insider Trading Policy explicitly prohibits directors, officers and employees from engaging in transactions designed to hedge or offset a decrease in the price of the Company’s common stock, including, but not limited to, prepaid variable forward contracts, equity swaps, collars and exchange funds. Pledges and short sales of the Company’s securities are also prohibited under the Insider Trading Policy.
Elements & Analysis of Other Compensation
In addition to direct compensation, Plexus uses several other types of compensation, some of which are not subject to annual Committee action. These include benefits, retirement plans and employment or change in control agreements. These are intended to supplement the previously described compensation methodologies by focusing on long-term employee security and retention. Certain of these plans allow employees to acquire Plexus stock.
BENEFITS
We generally provide health and welfare benefits to our executive officers on the same basis as other salaried employees in the United States, although some benefit programs, as discussed elsewhere, are specifically targeted to our executive officers’ specific circumstances. On January 1, 2020, the executive flexible perquisite benefit, valued up to $15,000 per calendar year, was eliminated; however there may be some benefit showing in the Summary Compensation Table due to the difference between the fiscal and calendar years. The flexible perquisite benefit was intended to be used for expenses such as personal financial planning, spouse travel costs in connection with business-related travel, club membership and/or tax and estate advice. The Committee also approved additional perquisites and other benefits for our CEO and the other executive officers in addition to those received by all U.S. salaried employees. The additional perquisites and other benefits for certain of our executive officers are: a company car and additional life and disability insurance due to the dollar limits of the Company’s disability insurance policies. As a result of local law and custom, different but comparable insurance programs and other benefits may apply to personnel who are located in countries outside of the United States, as well as to executive officers who may be temporarily assigned outside of the United States, if any.
In connection with Mr. Darroch’s movement between the United Kingdom and the United States, he also received during fiscal 2020, and is expected to receive in the future, certain relocation and related benefits, which are discussed in footnote 6 to the “Summary Compensation Table.”
RETIREMENT PLANNING - 401(K) PLAN
The 401(k) Plan, which is available to substantially all U.S. employees, allows employees to defer a portion of their annual salaries into their personal accounts maintained under the 401(k) Plan. In addition, Plexus matches a portion of each employee’s contributions, up to a maximum of $11,400 per calendar year. Employees have a choice of investment alternatives, including a Plexus stock fund.
RETIREMENT PLANNING – SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
In response to Internal Revenue Code (the “Code”) limitations on compensation that may be attributed to tax qualified retirement plans (such as the 401(k) Plan), we have also developed a supplemental executive retirement plan. Plexus’ supplemental executive retirement plan (the “SERP”) is a deferred compensation plan that allows participants to defer taxes on current income. The SERP covers our executive officers and certain other executives, and provides a retirement savings alternative to address their particular circumstances and promote a long-term commitment to Plexus until retirement. All U.S.-based executive officers participate in the SERP. Under the SERP, those executive officers may elect to defer compensation and Plexus may also make discretionary contributions. Additionally, Plexus has purchased Company-owned life insurance on the lives of certain executives to meet the economic commitments associated with this plan. The SERP allows the investment of deferred compensation amounts on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or other investments. These investment choices do not include Plexus stock. Deferred amounts and any earnings that may be credited become payable upon termination, retirement from Plexus or in accordance with the executive’s individual deferral election.
Additionally, the Company may credit a participant’s account with a discretionary employer contribution. Any employer contributions to the SERP require approval of the Committee. The SERP provides a vehicle for the Company to restore the lost deferral and matching opportunity caused by tax regulation limitations on such deferrals and matched contributions for highly compensated individuals; the Committee believes these limitations make supplemental retirement plans common practice in general industry. The Committee also believes that further retirement compensation through the SERP is appropriate based on the market for executive compensation and its desire to provide an incentive for executives to remain with Plexus through retirement.
FISCAL 2020 PLAN ACTIVITY
•
Contribution Formula. Under a funding plan adopted by the Committee, the SERP provides for an annual discretionary contribution of 9% of the executive’s total targeted cash compensation. Total targeted cash compensation is defined as base salary plus the targeted annual incentive plan cash incentive at the time of the Company’s contribution. The Committee adopted this approach for discretionary contributions to reflect competitive practices based on the research, analysis and recommendations of Willis Towers Watson, the compensation consultant for that program.

•
Employer Contributions. For fiscal 2020, the total employer contributions to the SERP accounts was $461,175 for all named executive officer participants as a group, including $201,822 for Mr. Kelsey. See footnote 5 to the “Summary Compensation Table.”

•
Special Contributions. The SERP also allows the Committee to make discretionary contributions over and above the annual contribution noted above, and such contributions have been made in individual cases from time to time. However, in fiscal 2020, the Committee did not make any such contributions on behalf of the named executive officers.

EMPLOYMENT AND CHANGE IN CONTROL AGREEMENTS
We do not generally have employment agreements with our executive officers other than our Chief Executive Officer. All executive officers, including Mr. Kelsey, have change in control agreements to help assure that these individuals will not be distracted by personal interests and will maintain their focus on shareholders in the case of a potential acquisition of Plexus, as well as to maintain their continuing loyalty.
Mr. Kelsey’s employment agreement and the change in control agreements for Mr. Kelsey and our other executive officers are described below in “Executive Compensation–Employment Agreements and Potential Payments Upon Termination or Change in Control.” Please refer to the discussions therein for a further explanation of those agreements.

TAX ASPECTS OF EXECUTIVE COMPENSATION
The Committee considers the potential tax deductibility under the Code for executive compensation. However, at times and under certain circumstances, it believes that it is more important to provide appropriate incentives irrespective of tax consequences.
Section 280G of the Code imposes a 20% excise tax upon executive officers who receive “excess parachute payments” upon a change in control to the extent the payments received by them meet or exceed an amount approximating three times their average annual compensation. The excise tax applies to all payments over one times average annual compensation. Plexus would also lose its tax deduction for the “excess” payments. Excise tax gross-up provisions have been eliminated from all change in control agreements, and our agreements use a “best net” approach to minimize the possibility that an excise tax might be due or that a loss of the tax deduction might occur.
The Code also provides a surtax under Section 409A relating to various features of deferred compensation arrangements that do not comply with the requirements of Section 409A. We generally seek to structure our compensation arrangements either to comply with Section 409A or qualify for an exemption from Section 409A.

COMPENSATION COMMITTEE REPORT
The duties and responsibilities of the Compensation and Leadership Development Committee of the board of directors are described above under “Corporate Governance—Board Committees—Compensation and Leadership Development Committee” and are set forth in a written charter adopted by the board, which is available on the Company’s website. The Committee reviews and reassesses this charter annually and recommends any changes to the board for approval.
As part of the exercise of its duties, the Committee has reviewed and discussed with management the above “Compensation Discussion and Analysis” contained in this proxy statement. Based upon that review and those discussions, the Committee recommended to the board of directors that the Compensation Discussion and Analysis be incorporated by reference in Plexus’ annual report to shareholders on Form 10-K and included in this proxy statement.
MEMBERS OF THE COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE:
Joann M. Eisenhart, Chair
Ralf R. Böer
Stephen P. Cortinovis
David J. Drury
Karen M. Rapp

EXECUTIVE COMPENSATION
This section provides further information about the compensation paid to, and other compensatory arrangements with, our named executive officers.
Summary Compensation Table for Fiscal 2020
The following table sets forth a summary of the compensation of our named executive officers. More detailed information is presented in the other tables and explanations that follow.
Name	Year	Salary ($)[1]	Bonus ($)[2]	Stock Awards ($)[3]	Option Awards ($)[4]	Non-Equity Incentive Plan Compensation ($)[5]	All Other Compensation ($)[6]	Total ($)
Todd P. Kelsey	2020	$1,010,481	—	$4,977,568	—	$1,979,778	$234,696	$8,202,523
	2019	$958,750	—	$3,459,586	—	$1,870,892	$230,253	$6,519,481
	2018	$915,000	—	$3,453,316	—	$2,087,928	$217,479	$6,673,723
Patrick J. Jermain	2020	$531,346	—	$1,272,295	—	$624,622	$117,469	$2,545,732
	2019	$505,000	—	$981,894	—	$597,157	$112,720	$2,196,771
	2018	$483,750	—	$1,015,744	—	$689,997	$105,424	$2,294,915
Steven J. Frisch	2020	$586,779	—	$1,810,030	—	$781,757	$129,079	$3,307,645
	2019	$556,875	—	$1,309,549	—	$735,566	$124,552	$2,726,542
	2018	$535,000	—	$1,319,954	—	$813,994	$122,707	$2,791,655
Angelo M. Ninivaggi	2020	$475,288	—	$989,848	—	$521,475	$100,211	$2,086,822
	2019	$450,000	—	$794,856	—	$496,640	$113,701	$1,855,197
	2018	$431,250	—	$812,595	—	$574,125	$88,655	$1,906,625
Ronnie Darroch	2020	$437,369	—	$814,517	—	$485,291	$521,385	$2,258,562
	2019	$427,500	—	$672,920	—	$471,829	$106,031	$1,678,280
	2018	$416,250	—	$731,216	—	$554,154	$94,427	$1,796,047
[1]
Includes amounts voluntarily deferred by the named persons under the Company’s retirement plans. The amounts deferred under the SERP are also included in the “Executive Contributions in Last FY” column of the “Nonqualified Deferred Compensation” table below.

[2]
The “Bonus” column, in accordance with SEC regulations, would include only discretionary bonus payments apart from VICP. Payments under the VICP, including payments for achieving individual objectives, are set forth in the “Non-Equity Incentive Plan Compensation” column. Since our named executive officers’ individual objectives are specific and performance against them is measured, we believe that payments under the VICP that relate to the achievement of individual objectives are properly reflected in the “Non-Equity Incentive Plan Compensation” column.

[3]
These columns represent the grant date fair value computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”) of equity awards granted under the Incentive Plan and its predecessor, which are explained further below under “Grants of Plan-Based Awards.” GAAP requires us to determine compensation expense for stock options and other stock-related awards granted to our employees based on the estimated fair value of the equity instrument at the time of grant. Compensation expense is recognized over the vesting period. The assumptions that we used to determine the valuation of the awards are discussed in footnote 9 to our consolidated financial statements.

Grants of stock options and RSUs are not subject to performance conditions, although the ultimate value of stock options depend on the appreciation in the Company’s stock price. The Company has not granted stock options to its executive officers since fiscal 2017. Vesting of 50% of the PSUs reported in each fiscal year above is based on a three-point annual average of the Company’s absolute economic return performance and vesting of the other 50% depends on the relative TSR of Plexus stock as compared to companies in the Russell 3000 Index, each over a three year performance period. PSUs are reported in the “Stock Awards” column at “target” performance; participants can earn twice the number of PSUs granted for performance at “maximum.”
The value of the fiscal 2020 PSUs at the maximum performance level would be as follows for each named executive officer: Mr. Kelsey—$5,018,385; Mr. Jermain—$1,282,301; Mr. Frisch—$1,824,602; Mr. Ninivaggi—$998,422; and Mr. Darroch—$820,925.
Please also see the “Grants of Plan-Based Awards” table below for further information about equity awards granted in fiscal 2020, and the “Outstanding Equity Awards at Fiscal Year End” table below for information regarding all outstanding equity awards at the end of fiscal 2020.
[4]	No stock options were granted to named executive officers in fiscal 2020.
[5]
The “Non-Equity Incentive Plan Compensation” column represents amounts that were earned during each fiscal year under the VICP. Under the VICP, annual cash incentives for executive officers are determined by a combination of the degree to which Plexus achieves specific pre-set corporate financial goals during the fiscal year and the executive officer’s performance on individual objectives. We include more information about the VICP under “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Annual Incentive” above, as well as under “Grants of Plan-Based Awards” below.

The amounts shown in the “2020” row were earned in fiscal 2020 and were paid in fiscal 2021, the amounts shown in the “2019” row were earned in fiscal 2019 and were paid in fiscal 2020, and the amounts shown in the “2018” row were earned in fiscal 2018 and were paid in fiscal 2019.
Mr. Frisch deferred $156,351 of the amount payable in fiscal 2021 related to the VICP award earned based on fiscal 2020 performance; Messrs. Frisch and Darroch deferred $183,892 and $47,183, respectively, of the amounts payable in fiscal 2020 related to the VICP award earned based on fiscal 2019 performance; Messrs. Jermain, Frisch and Darroch deferred $517,498, $244,198 and $110,831, respectively, of the amounts payable in fiscal 2019 related to the VICP award earned based on fiscal 2018 performance.
[6]
The amounts listed under the column entitled “All Other Compensation” in the table include Company contributions to the 401(k) Plan and the SERP made by Plexus under its executive flexible perquisite benefit, the value of the company car benefit provided to the executive, additional life and disability insurance coverage and relocation. Per person detail is listed in the table below:

Name	Year	Company Matching Contribution to 401(k) Plan	Company Contribution to SERP	Executive Flexible Perquisite Benefit	Company Car Benefit	Additional Life and Disability Insurance	Relocation	Total ($)
Todd P. Kelsey	2020	$11,400	$201,822	—	$21,085	$389	—	$234,696
	2019	$11,200	$181,939	$15,000	$21,702	$412	—	$230,253
	2018	$11,000	$170,220	$16,978	$18,754	$527	—	$217,479
Patrick J. Jermain	2020	$11,285	$80,887	$8,819	$16,089	$389	—	$117,469
	2019	$11,200	$68,387	$13,751	$18,970	$412	—	$112,720
	2018	$11,000	$65,241	$12,969	$15,687	$527	—	$105,424
Steven J. Frisch	2020	$11,400	$94,899	$4,431	$17,779	$570	—	$129,079
	2019	$11,200	$80,962	$14,069	$17,708	$613	—	$124,552
	2018	$11,000	$75,721	$17,686	$17,572	$728	—	$122,707

Name	Year	Company Matching Contribution to 401(k) Plan	Company Contribution to SERP	Executive Flexible Perquisite Benefit	Company Car Benefit	Additional Life and Disability Insurance	Relocation	Total ($)
Angelo M. Ninivaggi	2020	$11,400	$69,919	$520	$17,843	$529	—	$100,211
	2019	$11,200	$57,700	$25,974	$18,255	$572	—	$113,701
	2018	$11,000	$55,031	$4,171	$17,729	$724	—	$88,655
Ronnie Darroch	2020	$50,758	$13,648	$13,474	$14,064	$77	$429,364	$521,385
	2019	$11,200	$54,258	$14,852	$18,154	$353	$7,214	$106,031
	2018	$10,962	$52,736	$15,000	$15,202	$527	—	$94,427
The amounts in the “Executive Flexible Perquisite Benefit” column, above, include the reimbursements under that program prior to the cessation date of the executive flexible perquisite on January 1, 2020.
In connection with Mr. Darroch’s relocation to Wisconsin during fiscal 2015, Plexus purchased his former residence in the United Kingdom. The amount reported above in the “Relocation” column for fiscal 2019 reflects Plexus’ costs for tax adjustments related to such sale. The amount for fiscal 2020 reflects relocation benefits for Mr. Darroch’s return to the United Kingdom in 2020.

Grants of Plan-Based Awards for Fiscal 2020
The table below sets forth information about equity awards that were granted to the named executive officers in fiscal 2020 under the Incentive Plan, as well as information about potential cash incentive awards dependent on quantifiable corporate performance and individual goals that those executive officers could have earned for fiscal 2020 performance under the VICP. As a result of corporate performance, cash incentive awards based on these criteria were earned under the VICP for fiscal 2020, as set forth under the “Non-Equity Incentive Compensation” column in the “Summary Compensation Table” above. We provide further information about potential compensation under the VICP and awards under the Incentive Plan in fiscal 2020, as well as additional information about those plans, following the table.
	Award Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stocks or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
Name & Principal Position			Thre- shold ($)[1]	Target ($)[1]	Maximum ($)[1]	Thre- shold (#)[1]	Target (#)[1]	Maximum (#)[1]
Todd P. Kelsey President & CEO	VICP	12/19/2019	$1	$1,239,269	$2,478,538	—	—	—	—	—
	PSUs[2]	1/27/2020	—	—	—	13,875	27,750	55,500	—	$2,509,193
	RSUs[3]	1/27/2020	—	—	—	—	—	—	32,500	$2,468,375
Patrick J. Jermain Executive VP & CFO	VICP	12/19/2019	$1	$390,991	$781,981	—	—	—	—	—
	PSUs[2]	1/27/2020	—	—	—	3,545	7,090	14,180	—	$641,150
	RSUs[3]	1/27/2020	—	—	—	—	—	—	8,310	$631,145
Steven J. Frisch Executive VP & COO	VICP	12/19/2019	$1	$489,351	$978,703	—	—	—	—	—
	PSUs[2]	1/27/2020	—	—	—	5,045	10,090	20,180	—	$912,301
	RSUs[3]	1/27/2020	—	—	—	—	—	—	11,820	$897,729
Angelo M. Ninivaggi Executive VP, CAO & Secretary	VICP	12/19/2019	$1	$326,425	$652,849	—	—	—	—	—
	PSUs[2]	1/27/2020	—	—	—	2,760	5,520	11,040	—	$499,211
	RSUs[3]	1/27/2020	—	—	—	—	—	—	6,460	$490,637
Ronnie Darroch Executive VP & Regional President - EMEA	VICP	12/19/2019	$1	$303,775	$607,550	—	—	—	—	—
	PSUs[2]	1/27/2020	—	—	—	2,270	4,540	9,080	—	$410,463
	RSUs[3]	1/27/2020	—	—	—	—	—	—	5,320	$404,054
[1]	Amounts in the rows labeled “VICP” reflect potential cash incentive payments for fiscal 2020.
As a result of Plexus’ actual performance in fiscal 2020, overall cash incentive awards were earned based on corporate financial performance between the target and maximum payout levels, as reflected in the “Summary Compensation Table” and discussed in “Compensation Discussion and Analysis.”
[2]
For more information regarding these awards, see the discussion below under the caption “Equity Plans,” as well as “Compensation Discussion and Analysis—Total Direct Compensation—Long-Term Incentives.”

[3]	The RSUs vest on January 21, 2022, assuming continued employment. See the discussion below under the caption “Equity Plans.”

Outstanding Equity Awards at Fiscal 2020 Year-End
The following table sets forth information about Plexus stock awards held by the named executive officers that were outstanding as of October 3, 2020. No named executive officers held stock options at the end of fiscal 2020.
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)[1]	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)[1]
	29,130[2]	$2,066,774	—	—
Mr. Kelsey	31,600[3]	$2,242,020	—	—
	32,500[4]	$2,305,875	—	—
	—	—	39,330[5]	$2,790,464
	—	—	43,220[6]	$3,066,459
	—	—	44,000[7]	$3,121,800
	8,570[2]	$608,042	—	—
Mr. Jermain	8,970[3]	$636,422	—	—
	8,310[4]	$589,595	—	—
	—	—	11,560[5]	$820,182
	—	—	12,260[6]	$869,847
	—	—	11,240[7]	$797,478
	11,140[2]	$790,383	—	—
Mr. Frisch	11,960[3]	$848,562	—	—
	11,820[4]	$838,629	—	—
	—	—	15,030[5]	$1,066,379
	—	—	16,360[6]	$1,160,742
	—	—	16,000[7]	$1,135,200
	6,850[2]	$486,008	—	—
Mr. Ninivaggi	7,260[3]	$515,097	—	—
	6,460[4]	$458,337	—	—
	—	—	9,260[5]	$656,997
	—	—	9,930[6]	$704,534
	—	—	8,750[7]	$620,813
	6,170[2]	$437,762	—	—
Mr. Darroch	6,150[3]	$436,344	—	—
	5,320[4]	$377,454	—	—
	—	—	8,320[5]	$590,304
	—	—	8,400[6]	$595,980
	—	—	7,200[7]	$510,840
[1]	Based on the $70.95 per share closing price of our common stock on October 2, 2020, the last trading day of fiscal 2020.
[2]	Consists of RSUs awarded in fiscal 2018 under the Incentive Plan. The RSUs vest on January 22, 2021, based on continued service through that date.

[3]	Consists of RSUs awarded in fiscal 2019 under the Incentive Plan. The RSUs vest on January 21, 2022, based on continued service through that date.
[4]	Consists of RSUs awarded in fiscal 2020 under the Incentive Plan. The RSUs vest on January 27, 2023, based on continued service through that date.
[5]
Consists of PSUs awarded in fiscal 2018 under the Incentive Plan. Vesting of 50% of the PSUs was based on a three-point annual average of the Company’s absolute economic return performance during the three year performance period that concluded at the end of fiscal 2020, and vesting of the other 50% of the PSUs depends on the relative TSR of our common stock as compared to the Russell 3000 Index over a three year performance period that concludes on January 22, 2021. The Company’s average economic return performance was above the maximum level; therefore, this portion of the award, which paid out in the first quarter of fiscal 2021 after certification by the Compensation and Leadership Development Committee, is reflected in the aggregate amount reported above for the fiscal 2018 PSUs at the maximum achievement level. The relative TSR of our common stock was between the threshold and target levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2018 PSUs at the target achievement level.

[6]
Consists of PSUs awarded in fiscal 2019 under the Incentive Plan. Vesting of 50% of the PSUs is based on a three-point annual average of the Company’s absolute economic return performance during the three year performance period, and vesting of the other 50% of the PSUs depends on the relative TSR of our common stock as compared to the Russell 3000 Index over a three year performance period that concludes on January 21, 2022. As of the end of fiscal 2020, the Company’s economic return performance was between the target and maximum levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2019 PSUs at the maximum achievement level. The relative TSR of our common stock was between the target and maximum levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2019 PSUs at the maximum achievement level.

[7]
Consists of PSUs awarded in fiscal 2020 under the Incentive Plan. Vesting of 50% of the PSUs is based on a three-point annual average of the Company’s absolute economic return performance during the three year performance period, and vesting of the other 50% of the PSUs depends on the relative TSR of our common stock as compared to the Russell 3000 Index over a three year performance period that concludes on January 21, 2023. As of the end of fiscal 2020, the Company’s economic return performance was between the target and maximum levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2020 PSUs at the maximum achievement level. The relative TSR of our common stock was between the target and maximum levels; therefore, this portion of the award is reflected in the aggregate amount reported above for the fiscal 2020 PSUs at the maximum achievement level.

See “Compensation Discussion and Analysis—Elements and Analysis of Direct Compensation—Long-Term Incentives” for additional information regarding awards.

Option Exercises & Stock Vested in Fiscal 2020
The following table sets forth information about the Plexus stock options that were exercised by the named executive officers as well as the PSUs and RSUs that vested in fiscal 2020.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)[1]	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)[2]
Mr. Kelsey	55,950	$1,666,632	103,044	$7,988,426
Mr. Jermain	4,475	$133,929	26,230	$2,030,160
Mr. Frisch	45,898	$1,574,456	43,343	$3,359,760
Mr. Ninivaggi	59,031	$2,024,739	21,441	$1,659,756
Mr. Darroch	1,900	$51,415	26,661	$2,066,531
[1]
Based on the difference between the exercise prices and sale prices on the date of exercise for stock options with the exception of shares that were held upon the exercise of options; in such case, the value realized on exercise is based on the difference between the exercise prices and the average of the high and low trading prices of the Company’s common stock on the Nasdaq Global Select Market on the exercise date.

[2]	Based on the average of the high and low trading prices of the Company’s common stock on the Nasdaq Global Select Market on the vesting dates for PSUs and RSUs.
Nonqualified Deferred Compensation in Fiscal 2020
Plexus does not maintain any defined benefit pension plans. Plexus’ only retirement savings plans are defined contribution plans—the 401(k) Plan for all qualifying U.S. employees, the SERP for executive officers (and certain other executives) and certain foreign plans. Since these are defined contribution plans, Plexus’ obligations are fixed at the time contributions are made, rather than Plexus being liable for future potential shortfalls in plan assets to cover the fixed benefits that are promised in defined benefit plans.
The 401(k) Plan is open to all U.S. Plexus employees meeting specified service and related requirements. Under the plan, employees may voluntarily contribute up to 75% of their annual compensation, up to a maximum Code mandated limit of $19,500 ($26,000 if age 50 or older) in calendar year 2020; Plexus will match 100% of the first 4.0% of salary which an employee defers, up to $11,400 in calendar year 2020. There are several investment options available to participants under the 401(k) Plan, including a Plexus stock fund.
Plexus maintains the SERP as an additional deferred compensation mechanism for its executives. Under the SERP, an executive may elect to defer compensation through the plan, and Plexus may credit the participant’s account with a discretionary employer contribution. Participants are entitled to the payment of deferred amounts and any earnings which may be credited thereon upon termination or retirement from Plexus, subject to the participants’ deferral elections and Section 409A of the Code. The SERP allows the investment of deferred compensation held on behalf of the participants into individual accounts and, within these accounts, into one or more designated mutual funds or investments, which are intended to mirror the options available under the 401(k) Plan; however, the investment choices in the SERP do not include Plexus stock.

The SERP also allows for discretionary Plexus contributions. As discussed in “Compensation Discussion and Analysis—Elements and Analysis of Other Compensation—Retirement Planning – Supplemental Executive Retirement Plan,” the Committee determined the current Company contribution to the SERP after reviewing a competitive analysis prepared by Willis Towers Watson. As a result, the discretionary contribution is 9% of the executive’s total targeted cash compensation. The Committee may also choose to make additional or special contributions from time to time; no such contributions were made in fiscal 2020 to the named executive officers.
The following table includes information regarding contributions under the SERP or, in the case of Mr. Darroch, the Plexus Corp. (UK) Ltd. Group Life Assurance Scheme (the “U.K. Plan”). Since the 401(k) Plan is a tax-qualified plan generally available to all employees, contributions on behalf of the executive officers and earnings in that plan are not included in this table; however, Company contributions under both the SERP and the 401(k) plan are among the items included in the “All Other Compensation” column in the “Summary Compensation Table” above.
Name	Executive Contributions in Last FY ($)[1]	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)[2]
Mr. Kelsey	—	$201,822	$164,922	—	$1,667,700
Mr. Jermain	—	$80,887	$122,082	—	$1,322,785
Mr. Frisch	$183,892	$94,899	$82,661	—	$1,264,924
Mr. Ninivaggi	—	$69,919	$97,406	—	$873,156
Mr. Darroch[3]	$51,731	$13,648	$107,218	—	$735,659
[1]
Includes contributions by the named executive officers that are included in the “Salary” column in the “Summary Compensation Table” above as follows: Mr. Darroch—$4,548. Also includes the following contributions by the named executive officers related to incentive compensation related to fiscal 2019 VICP awards that was payable in fiscal 2020, but was deferred, and that are included in the “Non-Equity Incentive Plan Compensation” column in “Summary Compensation Table” for fiscal 2019 as follows: Mr. Frisch—$183,892; and Mr. Darroch—$47,183.

[2]
Of the amounts reported in the “Aggregate Balance at Last Fiscal Year End” column, the following amounts were previously reported in the Summary Compensation Tables in the Company’s Proxy Statements for its prior annual meetings of shareholders: Mr. Kelsey—$902,851; Mr. Jermain—$1,022,827; Mr. Frisch—$979,075; Mr. Ninivaggi—$245,899; and Mr. Darroch—$572,175.

[3]
The “Aggregate Balance at Last FYE” column includes Mr. Darroch’s and Plexus’ contributions to the U.K. Plan. Plexus did not contribute to the U.K. Plan for Mr. Darroch while he was located in the U.S. from 2015 to 2020. In 2020, Mr. Darroch returned to the United Kingdom and Plexus is contributing the U.K. Plan again.

Employment Agreements & Potential Payments
UPON TERMINATION OR CHANGE IN CONTROL
This section provides information about specific agreements with our named executive officers relating to employment and post-employment compensation.
Plexus does not generally have employment agreements with its executive officers. However, the Committee and the board continue to believe that it is important to have an employment agreement with our CEO to set forth the terms of his employment, to provide incentives for him to continue with the Company over the long term and to protect the Company from competition post-employment. The Company entered into an employment agreement with Mr. Kelsey in 2016 in connection with his appointment as our President and CEO (the “Employment Agreement”).
All of our executive officers have change in control agreements that provide, in certain circumstances, for payments to the executive officers in the event of a change in control of Plexus.
Employment Agreement with Mr. Kelsey
The Employment Agreement between the Company and Mr. Kelsey specifies when the Company may terminate Mr. Kelsey for cause, as well as when Mr. Kelsey may leave the Company for good reason, and determines the compensation payable upon termination. The definitions of “cause” and “good reason” are substantially similar to those under the Company’s change in control agreements.
If Mr. Kelsey is terminated for cause or voluntarily leaves without good reason, dies or becomes disabled, the Company is not required to make any further payments to Mr. Kelsey other than with respect to obligations accrued on the date of termination. If Mr. Kelsey’s termination is due to his death or disability, any previously granted equity awards without performance goals, such as RSUs, would automatically vest and any performance stock units would vest pro rata based on his length of service during the performance period and actual Company performance.
If the Company terminates Mr. Kelsey without cause, or he resigns with good reason, Mr. Kelsey is entitled to receive his base salary for a two year period following his separation date (the “Separation Period”), a VICP cash incentive award keyed to the actual attainment of performance targets for the year in which Mr. Kelsey is involuntarily terminated, prorated based on the number of the days in the period in which he was employed, and a payment equal to 100% of his target annual VICP cash incentive award as in effect prior to the separation date on each December 15 during the Separation Period. In addition, Mr. Kelsey would also receive an amount equal to the maximum allowable Company contributions for a full plan year under the 401(k) Plan and the Company’s deferred compensation plans during the Separation Period. Mr. Kelsey would also be eligible to participate in the Company’s medical, dental and vision plans, subject to his payment of any premiums required by such plans, for a two year period following his separation; if a non-active employee is not eligible to participate in such plans, the Company will instead provide Mr. Kelsey with the cost of premium continuation coverage. In addition, Mr. Kelsey would receive a lump-sum payment equal to the value of continued participation in the Company’s other welfare plans and executive reimbursement plan, company car and other similar plans and arrangements for two years. Any payments triggered by a termination of employment are to be delayed until six months after termination, as required by Section 409A of the Code (except if such payment(s) qualify for an exception thereto). The Employment Agreement does not provide for any tax gross-up payments.

Mr. Kelsey would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in “Potential Benefits Table” below. See “Nonqualified Deferred Compensation” above for further information.
If Mr. Kelsey is terminated by Plexus without cause or he resigns with good reason, his equity awards would be treated in accordance with the terms of the Incentive Plan and predecessor plans, with Mr. Kelsey being deemed a continuing employee for purposes of applying the vesting and exercisability provisions of any equity awards held by him on his separation date that were granted more than one year prior to such date; see “Treatment of Equity Awards” below for more information.
Under Mr. Kelsey’s Employment Agreement, the Company is protected from competition by Mr. Kelsey after the termination of his employment. Upon termination, Mr. Kelsey agrees to not interfere with the relationships between the active customers and suppliers, as well as employees, of the Company for two years, and to not compete with the Company over the same period. Further, Mr. Kelsey has agreed to related confidentiality requirements after the termination of his employment.
Pursuant to his change in control agreement, Mr. Kelsey is eligible to receive three times salary plus benefits in the event of a termination of his employment in connection with a change in control. If both the Employment Agreement and the change in control agreement apply to a particular termination, Mr. Kelsey will receive benefits under whichever agreement provides the higher amount of benefits in the aggregate. As discussed below, the Company’s change in control agreements with its executive officers, including Mr. Kelsey, do not contain excise tax gross-up provisions.
CHANGE IN CONTROL AGREEMENTS
Plexus has change in control agreements with its executive officers and certain other key employees. Under the terms of these agreements, if there is a change in control of Plexus, as defined in the agreement, the executive officers’ authorities, duties and responsibilities shall remain at least commensurate in all material respects with those prior to the change in control. Their compensation may not be reduced, their benefits must be commensurate with those of similarly situated executives of the acquiring firm and their location of employment must not be changed significantly as a result of the change in control.
Determination of Benefit Levels
In general, the change in control agreements with our executive officers provide that, upon termination in the event of a change in control, executive officers will receive compensation equaling three times annual base salary plus targeted bonus, and an amount equal to a continuation of health and retirement benefits for that period. Certain other key employees also have change in control agreements on substantially the same terms, although generally with multipliers of one or two times annual base salary plus targeted bonus. In determining which employees should have change in control agreements, the Committee utilizes its guidelines, which focus on position, responsibilities and compensation level in order to minimize subjectivity.
There are not any excise tax gross-up provisions in any of the change in control agreements. As discussed below, the change in control agreements with all participants allow for a reduction in payments under a “best net” approach, providing either the full amount of the total payment or an amount equal to the total payment reduced by an amount necessary to avoid adverse excise tax consequences to the executive officer.

In addition, under the Incentive Plan and its predecessor, upon a change in control, unvested awards will generally automatically vest for all award holders (for PSUs, the performance period will be deemed to have concluded as of the date of the change in control, performance will be calculated and vesting will be determined).
The Committee reviews the benefit levels under these agreements annually. It is the Committee’s view that the level of benefits, combined with the “double trigger” requiring both a change in control and a termination of employment, as well as the elimination of excise tax gross-up provisions, provides an appropriate balancing of the interests of the Company, its shareholders and its executives. Benefit levels are believed to be in line with competitive standards and Plexus’ overall compensation policy and level of other benefits, as well as necessary and appropriate to attract and retain executive talent. Therefore, offering a package that is consistent with market practices is appropriate to help motivate executives to focus on the Company’s shareholders, even when the circumstance might jeopardize their employment.
The Committee periodically reviews the scope and context of the change in control agreements. The Committee continues to believe that the change in control agreements will help motivate executive officers to respond appropriately, for the benefit of the Company and its shareholders, in the case of a proposed acquisition of the Company that they might perceive would jeopardize their employment.
Operation of Change in Control Agreements
Within 24 months after a change in control, in the event that any covered executive officer is terminated other than for cause, death or disability, or if an executive officer terminates his or her employment with good reason, Plexus is obligated to pay the executive officer, in a cash lump sum, an amount equal to three times (one to two times for other key employees) the executive officer’s base salary plus targeted cash incentive payment, and to continue retirement payments and certain other benefits. There are not any excise tax gross-up provisions in any of the change in control agreements. The agreements provide that a cap may apply if the total potential payments would be subject to any excise taxes imposed by Section 4999 of the Code because such potential payments would exceed three times base compensation determined under that section. In that case, total potential payments would be capped just below the excise tax threshold if the net uncapped amount that otherwise would have been retained by the executive officer (after such individual would pay the excise tax) would be less than the capped amount (with no imposed excise tax).
The agreements do not preclude termination of the executive officer, or require payment of any benefit, if there has not been a change in control of Plexus, nor do they limit the ability of Plexus to terminate these persons thereafter for cause.
Under our change in control agreements:
•
A termination for “cause” would occur if the executive officer willfully and continually fails to perform substantial duties or willfully engages in illegal conduct or gross misconduct which injures Plexus.

•
After a change in control, an executive may terminate for “good reason” which would include: requiring the executive to perform duties inconsistent with the duties provided under his or her agreement; Plexus not complying with provisions of the agreement or requiring the executive to move; or any attempted termination of employment which is not permitted by the agreement.

•
A change in control would occur in the event of a successful tender offer for Plexus, other specified acquisitions of a substantial portion of the Company’s outstanding stock, a merger or other business combination involving the Company, a sale of substantial assets of the Company, a contested director’s election or a combination of these actions followed by any or all of the following actions: change in management or a majority of the board of the Company or a declaration of a “change in control” by the board of directors.

TREATMENT OF EQUITY AWARDS
Under the Incentive Plan and predecessor plans, participants (or their representatives) have a period of time in which they may exercise vested stock options after death, disability, retirement or other termination of employment, except in the case of termination with cause. All of the named executive officers’ stock options are currently vested. RSUs that have yet to vest are generally forfeited on termination of employment, but immediately vest upon a change in control. PSUs that have yet to vest are also generally forfeited on a termination of employment, but are prorated following the conclusion of the performance period on death or retirement prior to the end of such period; on a change in control, the performance period is deemed over and any PSUs earned based on performance during such period vest at that time. See “Outstanding Equity Awards at Fiscal Year End” above for information as to the named executive officer’s outstanding equity awards at October 3, 2020.
SEVERANCE
Plexus does not have employment agreements with its executive officers other than Mr. Kelsey. It also does not have a formal severance plan for other types of employment termination, except in the event of a change in control as described above. Although Plexus has a general practice of providing U.S. salaried employees with two weeks’ severance pay for every year worked (generally to a maximum of 13 weeks) in the case of termination without cause, actual determinations are made on a case-by-case basis. Therefore, whether and to what extent Plexus would provide severance benefits to the named executive officers, or other executive officers, upon termination (other than due to death, permanent disability or a change in control) would depend upon the facts and circumstances at that time. As such, we are unable to estimate the potential payouts under other employment termination scenarios.
POTENTIAL BENEFITS TABLE
The following table provides information as to the amounts which will be payable (a) to Mr. Kelsey under his Employment Agreement if he is terminated by Plexus or if he resigns, (b) to the named executive officers in the event of death or permanent disability, and (c) to the named executive officers in the event they were terminated without cause, or the executive terminated with good reason, in the event of a change in control. The payments are calculated assuming a termination as of October 3, 2020, the last day of our previous fiscal year. The table includes only benefits that would result from the stated event, not vested benefits that are payable irrespective of the reason for termination.

Executive Officer; Context of Termination	Cash Payments[1]	Early Vesting of Stock Options[2]	Early Vesting of RSUs[3]	Early Vesting of PSUs[4]	Additional Retirement Benefits[5]	Other Benefits[6]	Payment Reductions[7]	Total
Mr. Kelsey – Termination by Plexus for Cause or Resignation without Good Reason	—	—	—	—	—	—	—	—
Mr. Kelsey – Termination by Plexus without Cause or Resignation with Good Reason	$5,750,000	—	—	—	$426,445	$27,099	—	$6,203,543
Mr. Kelsey – Death or Disability	—[8]	—	$6,614,669	$2,434,658	—	—	—	$9,049,326
Mr. Kelsey – Change in Control	$6,750,000	—	$6,614,669	$4,637,292	$639,667	$241,987	—	$18,883,614
Mr. Jermain – Death or Disability	—[8]	—	$1,834,058	$681,587	—	—	—	$2,515,645
Mr. Jermain – Change in Control	$2,756,250	—	$1,834,058	$1,267,877	$276,515	$284,434	-$108,515	$6,310,618
Mr. Frisch – Death or Disability	—[8]	—	$2,477,574	$915,200	—	—	—	$3,392,774
Mr. Frisch – Change in Control	$3,219,000	—	$2,477,574	$1,728,342	$318,896	$251,327	—	$7,995,139
Mr. Ninivaggi – Death or Disability	—[8]	—	$1,459,442	$545,520	—	—	—	$2,004,961
Mr. Ninivaggi – Change in Control	$2,397,000	—	$1,459,442	$1,008,909	$243,957	$246,437	—	$5,355,745
Mr. Darroch – Death or Disability	—[8]	—	$1,251,558	$467,130	—	—	—	$1,718,688
Mr. Darroch – Change in Control	$2,225,748	—	$1,251,558	$853,529	$193,216	$196,048	—	$4,720,099
[1]
Cash payments in the context of a termination in connection with change in control represent payments relating to the executives’ base salary and VICP cash incentive awards to the extent they would be paid after termination, based on the salary in effect at the end of fiscal 2020 and the target VICP cash incentive payment for fiscal 2020. Under the change in control agreements, this payment equals three years’ salary, as it was in effect at the time of termination, plus three times the targeted VICP compensation for the year of termination.

As discussed above, pursuant to Mr. Kelsey’s employment agreement, if he is terminated without cause, or he resigns with good reason, he is entitled to receive his base salary for a two year period following his separation date and a pro-rated VICP cash incentive award for the year of involuntary termination. In addition, Mr. Kelsey would also receive two annual payments following his termination each equal to 100% of his target annual VICP cash incentive award as in effect prior to the separation date.

[2]
All outstanding unvested stock options would become vested upon a change in control, as well as upon death or disability. All stock options previously granted to the named executive officers are fully vested. See “Outstanding Equity Awards at Fiscal Year End” for further information regarding all stock options owned by the named executive officers.

[3]
All outstanding unvested RSUs would become vested upon a change in control. The amount shown is the value of the unvested RSUs based on Plexus’ closing stock price of $70.95 per share on the last trading date of fiscal 2020.

[4]
The performance period for outstanding PSUs would be deemed to end upon a change in control and vesting would be determined at that time. The amount shown is the value of all outstanding unvested PSUs, assuming target payout for fiscal year 2018 (TSR-based PSUs only), fiscal year 2019 and fiscal year 2020 performance as of the change in control date. Amounts reported for the Death and Disability scenario are pro-rated at target performance for the portions of the cycles unearned at the end of fiscal year 2020. The amounts above were calculated using Plexus’ closing stock price of $70.95 per share on the last trading day of fiscal 2020.

[5]
Under the change in control agreements, the Company would be required to continue payments to the 401(k) Plan and SERP for three years at the same level during the year preceding the change in control. Similar provisions for a termination without cause apply with respect to Mr. Kelsey’s Employment Agreement, with such obligations continuing for two years. This column represents the total amount of those payments. The executive officers would also receive accrued and vested benefits under the 401(k) Plan and the SERP, and payment for accrued but unused vacation, upon a termination of employment for any reason; those amounts are not included in the table. See “Nonqualified Deferred Compensation” for further information.

[6]
The amounts in the context of a termination in connection with a change in control include continuing payments of health and welfare benefits, accrued vacation, executive reimbursement plan expenses, company car and other benefits for three years, as provided in the agreements. Mr. Kelsey would receive similar benefits for two years in the event he is terminated without cause, or he resigns with good reason, as described above.

[7]
The change in control agreements do not provide for a tax gross up; instead, they provide for a reduction in payments in certain circumstances so as to avoid adverse excise tax consequences under a “best net” approach.

[8]	Excludes life or disability insurance payments from third party insurers.

PAY RATIO DISCLOSURE
Pursuant to Item 402(u) of Regulation S-K, we are providing the following information for fiscal 2020, which includes a ratio of the total annual compensation of Mr. Kelsey to the median annual total compensation of all employees other than our CEO (the “Pay Ratio”):
•	CEO total annual compensation:	$8,202,523
•	Median employee total annual compensation:	$12,889
•	Ratio of CEO to median employee compensation:	636:1
The determination of the median employee was made in fiscal 2018. In determining such median employee, a list was prepared of all of our global employees (excluding the CEO) and their annual compensation as of September 1, 2018. Annual compensation included base pay, which was determined via payroll records and annualized for those employees who were not employed for a full year at the time of the calculation. For foreign employees, we used the then-current exchange rate in order to convert such amounts into U.S. dollars. Due to the departure of the initially identified median employee, we used a new median employee in fiscal 2019 whose compensation was substantially similar to the previous median employee, as permitted under the instructions of Item 402(u). For purposes of calculating this Pay Ratio, we used the same median employee that was used in fiscal 2019, as we believe there has been no change in our employee population or employee compensation arrangements that would significantly change our Pay Ratio disclosure.
For purposes of the Pay Ratio disclosed above, the total compensation of both the CEO and the median employee for fiscal 2020 were calculated based on the definition of total compensation for purposes of the Summary Compensation Table.
SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions. No employees were excluded when constructing the list of our global employees, but the Pay Ratio reported above may not be comparable to the pay ratio calculated by other companies, as other companies have different circumstances, employee populations and compensation practices, and may utilize different methodologies, exclusions, estimates and assumptions.

COMPENSATION & RISK
During fiscal 2020, the Company reviewed its compensation policies, programs and procedures, including the incentives they create and mitigating factors that may reduce the likelihood of excessive risk taking, to determine whether they present a significant risk to the Company. Management assessed risk factors associated with specific compensation programs, as well as enterprise-level compensation risk factors, and a risk rating was assigned to each factor. The program-specific risk factors assessed included payout potential, payout as a percentage of total compensation, risk of manipulation, discretion to modify awards, overall plan design and market appropriateness. Enterprise-level risk factors evaluated included the balance between performance rewarded and the sustainability of that performance, the overall compensation mix, consistency between annual and long-term objectives as well as metrics, achievability of performance goals without undue risk-taking, the relationship of long-term awards to the Company’s pay philosophy, stock ownership requirements, the weighting and duration of performance metrics, the value of severance packages, the degree to which pay programs (including retirement benefits) and/or grants may be considered disproportionate, and the interaction of compensation plans with the Company’s financial performance and strategy. The Compensation and Leadership Development Committee reviewed management’s evaluation process as well as its results, and determined that both the process and conclusions reached were reasonable.
Based on this review, the Company has concluded that its compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company.

PROPOSAL 2 –
ADVISORY VOTE TO APPROVE NAMED
EXECUTIVE OFFICER COMPENSATION
Board Recommendation
An advisory proposal to approve the compensation of the Company’s named executive officers, as disclosed under the headings “Compensation Discussion and Analysis” and “Executive Compensation”	FOR
SEC rules require publicly-traded companies like Plexus to hold an advisory vote of their shareholders at least once every three years to approve the named executive officer compensation, as disclosed in the company’s proxy statement pursuant to Item 402 of Regulation S-K; Plexus discloses this information in “Compensation Discussion and Analysis” and “Executive Compensation” herein. Plexus currently holds these votes annually.
As described in “Compensation Discussion and Analysis” above, we design our executive compensation programs to attract, motivate and retain the talent needed to lead a complex global organization, to drive global financial and operational success, to create an ownership mindset and to appropriately balance Company performance and individual contributions towards the achievement of success. A meaningful portion of our executive officers’ compensation is at risk, reflecting the Company’s emphasis on pay that reflects performance and drives long-term shareholder value. We believe the Company’s compensation program as a whole is well suited to promote the Company’s objectives in both the short and long term.
Accordingly, the following resolution will be submitted to our shareholders for approval at the annual meeting:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”
As an advisory vote, this proposal is not binding on the Company. However, the Compensation and Leadership Development Committee, which is responsible for designing and administering the Company’s executive compensation programs, values the opinions expressed by our shareholders, and will consider the outcome of the vote when making future compensation decisions on the Company’s executive compensation programs.
The board unanimously recommends that shareholders vote FOR approval of the compensation of the Company’s named executive officers as described in this proxy statement.

CERTAIN TRANSACTIONS
Plexus has a written policy requiring that transactions, if any, between Plexus and its executive officers, directors or employees (or related parties) must be on a basis that is fair and reasonable to the Company and in accordance with Plexus’ Code of Conduct and Business Ethics and other policies. Plexus’ policy focuses on related party transactions in which its insiders or their families have a significant economic interest; while the policy requires disclosure of all transactions, it recognizes that there may be situations where Plexus has ordinary business dealings with other large companies in which insiders may have some role, but little, if any, stake in a particular transaction. Although these transactions are not prohibited, any such transaction involving an executive officer, director or related party must be approved by either a disinterested majority of the board of directors or by the Audit Committee.
Jacob Foate, the adult son of Mr. Foate, Plexus’ Non-Executive Chairman, began working for Plexus in fiscal 2019 and is currently the Director – IT Security & Data Management. His annual base salary is $170,000. Andy Kelsey, the adult son of Todd Kelsey, Plexus’ President and Chief Executive Officer, began working for Plexus in 2015 and was recently promoted to Customer Director in fiscal 2020. His annual base salary is $128,500. Both Jacob and Andy participate in the Company’s incentive plans, as well as its other benefit plans, on the same basis as other salaried employees.
Please see “Corporate Governance–Director Independence” for a discussion of certain transactions and relationships that the board considered when determining the independence of Plexus’ directors. There were no other transactions in an amount or of a nature that were reportable under applicable SEC rules in fiscal 2020.
REPORT OF THE AUDIT COMMITTEE
The Audit Committee of the board of directors, which was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, oversees and monitors the participation of Plexus’ management and independent auditors throughout the financial reporting process and approves the hiring and retention of, and fees paid to, the independent auditors. The Audit Committee also generally reviews other transactions between the Company and interested parties that may involve a potential conflict of interest. No member of the Audit Committee is employed by, or has any other material relationship with, Plexus. The members are all “independent directors” as defined in Rule 5605(a)(2) of the listing standards applicable to the Nasdaq Global Select Market and relevant SEC rules. The Plexus board of directors has adopted a written charter for the Audit Committee, and the current version is available on Plexus’ website.
In connection with its function to oversee and monitor the financial reporting process of Plexus, and in addition to its quarterly review of interim unaudited financial statements, the Audit Committee has done the following:
•	Reviewed and discussed the audited financial statements for the fiscal year ended October 3, 2020, with Plexus management;
•	Discussed with PwC, Plexus’ independent auditors, those matters which are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC; and

•
Received the written disclosure and the letter from PwC required by the applicable standards of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on the foregoing, the Audit Committee recommended to the board of directors that the audited financial statements be included in Plexus’ annual report on Form 10-K for the fiscal year ended October 3, 2020. The Audit Committee further confirmed the independence of PwC.
MEMBERS OF THE AUDIT COMMITTEE:
Rainer Jueckstock, Chair
Peter Kelly
David J. Drury
Karen M. Rapp

PROPOSAL 3 –
RATIFY INDEPENDENT AUDITORS
Board Recommendation
Ratify the selection of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2021.	FOR
PwC has served as Plexus’ independent auditors since at least 1985. Subject to ratification by shareholders, the Audit Committee intends to reappoint the firm of PwC as independent auditors to audit the financial statements of Plexus for fiscal 2021. In making its decision to reappoint PwC for fiscal 2021, the Audit Committee considered the qualifications, performance and independence of PwC and the audit engagement team, the quality of its discussions with PwC and the fees charged for the services provided. Although shareholder ratification of the independent auditors is not required by our bylaws or otherwise, we are submitting this matter for ratification to permit shareholders to participate in this important decision. If shareholders fail to ratify the selection of PwC as the Company’s independent auditors for fiscal 2021, the Audit Committee will reconsider the selection, although it will not be required to select a different independent auditor. Representatives of PwC are expected to participate at the virtual annual meeting of shareholders to respond to questions and make a statement if they desire to do so.
Fees and Services
Fees (including reimbursements for out-of-pocket expenses) paid to PwC for services in the last two fiscal years were as follows:
	2019	2020
Audit fees:	$1,724,204	$1,591,263
Audit-related fees:	$90,000	—
Tax fees:	$52,032	—
All other fees:	—	—
The above amounts relate to services provided in the indicated fiscal years, irrespective of when they were billed. Audit fees related to Plexus’ annual integrated audit and quarterly professional reviews. Audit-related fees for fiscal 2019 consisted of consultations concerning financial accounting and reporting standards. Tax services consisted primarily of tax compliance and other tax advice regarding special Plexus projects. The Audit Committee considered the compatibility of the non-audit services provided by PwC with the maintenance of that firm’s independence.
The Audit Committee generally approves all engagements of the independent auditor in advance, including approval of the related fees. The Audit Committee approves an annual budget (and may from time to time approve amendments thereto), which specifies projects and the approved levels of fees for each. To the extent that items are not covered in the annual budget or fees exceed the budget, management must have such items approved by the Audit Committee or, if necessary between Audit Committee meetings, by the Audit Committee chairman on behalf of the Audit Committee. There were no services in fiscal 2020 or 2019 that were not approved in advance by the Audit Committee under this policy.

Householding
A copy (without exhibits) of Plexus’ annual report to the SEC on Form 10-K for the fiscal year ended October 3, 2020, will be provided without charge to each record or beneficial owner of shares of Plexus’ common stock as of December 11, 2020, on the written request of that person directed to: Shawn Harrison, VP − Communications and Investor Relations, Plexus Corp., One Plexus Way, P.O. Box 156, Neenah, Wisconsin 54957-0156. See also page 2 of this proxy statement. In addition, copies are available on Plexus’ website at www.plexus.com under the link titled “Investors,” then “Financial Info.”
To save printing and mailing costs, in some cases only one notice, annual report and/or proxy statement will be delivered to multiple holders of securities sharing an address unless Plexus has received contrary instructions from one or more of those security holders. Upon written or oral request, we will promptly deliver a separate copy of the annual report or proxy statement, as applicable, to any security holder at a shared address to which a single copy of the document was delivered. You may request additional copies by written request to the address set forth in the paragraph above or as set forth on the first page of this proxy statement. You may also contact Mr. Harrison at that address or at 1.920.969.6000 if you wish to receive a separate annual report and/or proxy statement in the future, or if you share an address with another security holder and wish for delivery of only a single copy of the annual report and/or proxy statement if you are currently receiving multiple copies.
Solicitation
This solicitation is being made on behalf of Plexus by its board of directors. Plexus will pay the expenses in connection with the solicitation of proxies. Upon request, Plexus will reimburse brokers, dealers, banks and voting trustees, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy materials and annual report to the beneficial owners of shares which such persons hold of record. Plexus will solicit proxies by mailing a Notice of Internet Availability of Proxy Materials to all shareholders; paper copies of the proxy materials will be sent upon request as provided above as well as in the Notice of Internet Availability of Proxy Materials.
Proxies may be solicited in person, or by telephone, e-mail or facsimile, by officers and regular employees of Plexus who will not be separately compensated for those services.
*  *  *  *  *
By order of the Board of Directors

Angelo M. Ninivaggi

Neenah, Wisconsin	Executive Vice President, Chief Administrative Officer, General Counsel and Secretary
December 18, 2020

PLEXUS®

VOTE BY INTERNET

Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/PLXS2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D28201-P47097

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

PLEXUS CORP.

Proposals:

	For All	Withhold All	For All Except
1. Election of Directors:	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

01) Stephen P. Cortinovis
02) Joann M. Eisenhart
03) Dean A. Foate
04) Rainer Jueckstock
05) Peter Kelly
06) Todd P. Kelsey
07) Joel Quadracci
08) Karen M. Rapp
09) Paul A. Rooke
10) Michael V. Schrock

	For	Against	Abstain
2. Advisory vote to approve the compensation of Plexus Corp.'s named executive officers, as disclosed in "Compensation Discussion and Analysis" and "Executive Compensation" in the Proxy Statement;	☐	☐	☐
3. Ratification of PricewaterhouseCoopers LLP as Independent Auditors for fiscal 2021;	☐	☐	☐

4. In their discretion on such other matters as may properly come before the meeting or any adjournment thereof to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended;

all as set out in the Notice and Proxy Statement relating to the annual meeting, receipt of which is hereby acknowledged.

The board of directors recommends a vote:
- **"FOR" each of the nominees for director who are listed in Proposal (1), and**
- **"FOR" Proposals (2) and (3).**

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If you do not provide a direction, this proxy will be voted "FOR" each of the nominees for director who are listed in Proposal (1), and "FOR" Proposals (2) and (3).

Note: Please sign exactly as your name or names appear(s) on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ANNUAL MEETING OF SHAREHOLDERS OF

PLEXUS CORP.

February 17, 2021

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

↓ **Please detach along perforated line and mail in the envelope provided.** ↓

D28202-P47097

PLEXUS CORP.
PROXY FOR 2021 ANNUAL MEETING OF SHAREHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Dean A. Foate, Todd P. Kelsey, Patrick J. Jermain and Angelo M. Ninivaggi, and any of them, proxies, with full power of substitution, to vote all shares of stock that the undersigned is entitled to vote at the annual meeting of shareholders of Plexus Corp., to be held virtually on Wednesday, February 17, 2021, at 8:00 a.m. Central Time, or at any adjournment thereof, hereby revoking any proxy previously given. Without limiting the generality of this proxy card, Messrs. Foate, Kelsey, Jermain and Ninivaggi are each authorized to vote (a) as specified upon the proposals listed hereon and described in the Proxy Statement for the annual meeting of shareholders; and (b) in their discretion upon any other matter that may properly come before the annual meeting of shareholders to the extent authorized by Rule 14a-4(c) under the Securities Exchange Act of 1934, as amended.

Access to Virtual Meeting:

Shareholders may join the virtual meeting by logging in at www.virtualshareholdermeeting.com/PLXS2021 and providing the control number found on the Notice of Internet Availability of Proxy Materials.

For address changes, please reach out to your applicable stock recordkeeper.

(Continued and to be signed on reverse side)